UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A
Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFORMATION SYSTEMS ASSOCIATES, INC.
(Name of small business issuer in our charter)

Florida
State or other jurisdiction of incorporation or organization)

8742	65-049317
(Primary standard industrial	(I.R.S. Employer
classification code number)	Identification No.)

2120 SW Danforth Circle, Palm City FL 34990
(772) 286-3682
(Address and telephone number of principal executive offices)

Joseph P. Coschera
2120 SW Danforth Circle, Palm City FL 34990
(772) 286-3682
(Name, address and telephone of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE (1)(2)

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum Offering price per Unit (1)	Proposed maximum Aggregate offering Price(1)	Amount of Registration Fee (1)

Common Stock ($.001 par value)	5,193,834(2)	$.25	$1,298,459	$133.31
Totals	5,193,834	$.25	$1,298,459	$133.31

(1)
Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee for the shares of common stock. The registration fee for the shares of common stock is based upon a value of $.25.

(2)	5,193,834 shares proposed to be offered by the Selling Security Holders.

The information in this prospectus is not complete and may be changed. Information Systems Associates, Inc. and the Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby file this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2007
INFORMATION SYSTEMS ASSOCIATES, INC.
5,193,834 shares of Common Stock

Our Selling Security Holders are offering 5,193,834 shares of our common stock for sale to the public. The Selling Security Holders are expected to offer and sell their shares through their own securities broker-dealers or in private transactions. See - “Plan of Distribution.” The Selling Security Holders may continue to offer their shares until sold, as long as we maintain a current prospectus to cover the sales. We will not receive any proceeds from sales of shares by our Selling Security Holders. We will pay all expenses of registering all of the securities registered hereunder.

The Selling Security Holders are registering their shares for sale in order to recoup some of their initial investment to the company. Also, many of the shares held by the Selling Security Holders were issued for consulting services to us, rather than for long term investment in, Information Systems Associates. The Selling Securities Holders will sell their shares at $0.25 until such time, if and when, the shares are traded on the Over-The-Counter Bulletin Board. In the event of such trading, the Selling Securities Holders will sell their shares at prevailing market prices; however, there can be no assurance that we will find a market maker willing to work with us, or that our application for quotation on the Over-The-Counter Bulletin Board will be accepted.

Upon effectiveness of the registration statement of which this prospectus is a part, we plan to pursue quotation of our common stock on the Over-The-Counter Bulletin Board. This process requires the selection of a market maker to submit an application to the National Association of Securities Dealers, Inc. in order have our shares approved for quotation. There can be no assurance that we will find a market maker willing to work with us, or that our application will be accepted, in which case we may have to re-evaluate our plans to pursue quotation of our shares on the Over-The-Counter Bulletin Board.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is December 19, 2007

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

OUR COMPANY.

We were incorporated in Florida on May 31, 1994 to engage in the development and sale of financial and asset management software. We are currently engaged and plan to continue in the development and sale of financial and asset management software business. Our executive offices are currently located at 2120 SW Danforth Circle, Palm City FL 34990. Our telephone number is (772) 286-3682. We are authorized to issue common stock. Our total authorized common stock consists of 50,000,000 shares of which 11,403,834 shares are issued and outstanding. We are also authorized to issue up to 2,000,000 shares of convertible preferred stock, of which none are issued and outstanding.

OUR BUSINESS.

We are a value added reseller (VAR) whose primary products and service offerings are currently limited to those produced by third parties. The four companies whose products are offered by us are:

o	Visual Network Design, Inc.
o	Vision Facilities Management Ltd
o	Aperture Technologies, Inc
o	Knowledge Flow Corporation

We sell software products and services that allow companies to manage their corporate real estate and information technology network infrastructure assets. We refer to our product and services suite as asset management solutions. Our solutions can reduce sourcing, procurement and tracking costs, improve tracking and monitoring of asset performance and reduce operational downtime.

We began using Aperture’s Network Management tools (“System”), in June 1995. For more than five years, Aperture has provided enterprise asset management solutions to customers in the United States, Europe and Asia and Pacific Rim. For the past five years, we have provided enterprise asset management solutions to customers in North America. To the extent that we have maintained the VAR subcontractor relationship with Aperture Technologies, Inc. for the longest period of time of all other VAR relationships, the VAR subcontracting relationship with Aperture Technologies, Inc. is the major revenue contributor. For fiscal year 2006, the VAR subcontracting relationship with Aperture Technologies, Inc. contributed 53.64% of revenue and for the first nine months of Fiscal Year 2007 (January 1 through September 30), the revenue realized from the VAR subcontracting relationship with Aperture Technologies, Inc. was 57.3%

Our customer list includes a number of leading organizations, such as Northrop Grumman Electronic Systems, National Counsel on Compensation Insurance, Blue Cross Blue Shield of Florida, and Comcast Communications.

The portion of revenues derived from Comcast Communications during the period January 1, 2007 through September 30, 2007 was 31.16%. There is no prior activity with this customer. It should be noted that on August 1, 2007, we entered into a two year Master Consulting Agreement with Comcast Communications, which contains restriction on the use of Comcast’s name in any advertising or publicity without their prior written permission.  More information about our contractual relationship with Comcast Communications can be found in Exhibit 10.9, where we have attached a full copy of the agreement.

Vision Facilities Management Ltd is the vendor of the facilities solution VisionFM that is offered to our customers. Sales activity decreased significantly during Fiscal Year 2006 producing only 2.2 % of total revenues which were for services based upon a prior year sale of software.

INDUSTRY BACKGROUND AND OVERVIEW

Asset management software has existed for more than thirty years, initially through computerized maintenance management systems, and more recently including more comprehensive and robust enterprise asset management and enterprise resource planning solutions. The early computerized maintenance management systems automated daily management of assets, while enterprise resource planning solutions consolidate basic asset information with financial information at the corporate level. Enterprise asset management solutions encompass elements of both, serving as the next evolution of computerized maintenance management system solutions by bridging the gap between asset management and corporate-level planning and tracking requirements.

The key value proposition for enterprise asset management solutions is that they can provide a quick and quantifiable return on investment and return on assets. Cost and productivity improvements can immediately and measurably benefit organizations, and thus are highly desirable to potential customers, particularly in difficult economic times where the focus is increasingly bottom line oriented.

In addition to enterprise asset management solutions, we offer Facilities solutions. These are natural extensions to enterprise asset management solutions, as organizations seek to extend asset management and corporate-level planning and tracking onto other elements of the asset lifecycle.  The reference to “Facilities solutions” includes software application products that are used by corporate Real Estate departments to manage their real property lease obligations (as both tenant and landlord), to determine their company’s use of corporate space, to develop plans for relocations, mergers and acquisitions as it relates to the use of space (office, manufacturing, warehousing). This term can also apply to software application products used by Data Center Management (Information Technology) to track their computer assets from both a financial perspective as well as their usage and connectivity within the corporate IT (Information Technology) network.

THE OFFERING.

The Issuer:	Information Systems Associates, Inc.

The Sellers:	Selling Security Holders

Shares Offered:
By Selling Security Holders	5,193,834 shares of common stock

Estimated Offering Price:
By Information Systems Associates, Inc.	Not Applicable
By Selling Security Holders	$.25 per share, and thereafter at market, if and when quotation begins on OTCBB

Proceeds to Information Systems Associates
Gross Proceeds	$ 0
Estimated Net Proceeds	$ 0

Proceeds to Selling Security Holders
Gross Proceeds	$1,295,959
Estimated Net Proceeds	$1,295,959 (assumes shares are sold in private transactions with no commissions).

Common Stock to be
Outstanding after Offering:	11,403,834 shares

Dividend Policy	We do not anticipate paying dividends on our common stock in the foreseeable future.

Use of Proceeds	We will not receive any proceeds from this sale.

Risk Factors	The securities offered hereby are speculative and involve a high degree of risk, including
The risk of substantial and immediate
dilution. See “Risk Factors” at page 8 and
“Dilution” at page 15.

As of September 30, 2007 we had 11,403,834 shares of our common stock outstanding. This offering is comprised of a registered securities offering by the Selling Security Holders who intend to sell all 5,193,834 shares of common stock that they received for providing cash and services to our Company.

We and the Selling Security Holders have acknowledged that we are familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by Information Systems Associates and the Selling Security Holders in the market if a market develops.

Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits sales or purchases to stabilize the price of a security in the distribution.

We have paid all estimated expenses of registering the securities. Our offering expenses are approximately $44,558 which have been paid.

FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.

Unaudited Financial Summary Information for the Nine Months Ended September 30, 2007 and 2006

Statements of Operations	For the nine months ended Sept 30, 2007	For the nine months ended Sept 30, 2006

Revenues	$245,813	277,566
Cost of sales	$-0-	$(4,542)
Gross profit	$245,813	$273,024
Operating expenses	$305,712	$305,040
Income (loss) from operations	$(59,899)	$(32,016)
Other expense, net	$18,630	$133,609
Net (loss)	$(71,230)	$(118,011)
Net income (loss) per common share	**	$(0.01)

** Less than $.01

Balance Sheets	As of Sept 30, 2007

Available cash	$30,034
Total current assets	$123,662
Other assets	$129,557
Total Assets	$262,311
Current liabilities	$75,609
Stockholders’ equity (deficit)	$186,702
Total liabilities and stockholders’ equity	$262,311

Audited Financial Summary Information for the Years Ended December 31, 2006 and 2005

Statements of Operations	For the year ended December 31, 2006	For the year ended December 31, 2005

Revenues	$362,897	337,844
Cost of Sales	$(4,542)	$(37,939)
Gross profit	$358,355	$299,905
Operating expenses	$411,187	$266,743
Income (loss) from operations	$(52,832)	$33,162
Other expense, net	$144,321	$-0-
Net income (loss)	$(158,641)	$25,539
Net income per common share	$(.01)	$0.04

Balance Sheets	As of December 31, 2006

Available cash	$178,775
Total current assets	$260,223
Other assets	$44,063
Total Assets	$311,422
Current liabilities	$53,489
Stockholders’ equity (deficit)	$257,933
Total liabilities and stockholders’ equity	$311,422

RISK FACTORS

The following is a summary of material risks and uncertainties which we face in our business.

Our Limited Operating History And Lack Of Revenues Makes Evaluating Our Business And Prospects Difficult

While our competitors have operated software development companies for a significant period of time, we have only had limited operations and revenues since our inception in May of 1994. As a result, we have a limited operating history upon which you can evaluate us and our prospects. In addition, we show a loss of ($158,641) for the year ending December 31, 2006 and a loss of ($71,230) for the nine months ended September 30, 2007.

We Do Not Expect To Pay Dividends On Our Common Stock.

To date, we have not paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our earnings, financial requirements and other factors deemed relevant by our board of directors.

If Our Common Stock Becomes Tradable On The Over-The-Counter Bulletin Board, Sales Of Our Common Stock By Our Principal Shareholder Could Affect The Level Of Public Interest In Our Common Stock As Well As Depress Its Price.

By the filing of this registration statement with the Commission, we are attempting to register 5,193,834 shares of our common stock. If this registration statement is declared effective, the Selling Security Holders, by delivery of the prospectus included within this registration statement, will be able to sell their registered shares at $.25 per share until trading begins on the OTC Bulletin Board, and thereafter at negotiated prices. However, there can be no assurance that we will find a market maker willing to apply for such listing. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. The Selling Security Holders will be able to sell the shares covered by this prospectus on the open market. In addition, because our principal stockholder, Joseph Coschera, owns approximately 54% of our common stock he may dispose of a substantial percentage of his stock after a one-year holding period subject to the limitations of Rule 144 under the Securities Act of 1933, as amended. In general, these limitations impose a maximum sale requirement equal to the greater of an amount during the preceding three months of 1% of our outstanding shares or an amount equal to the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a Rule 144 notice. In addition, there are other requirements imposed by Rule 144, including manner of sale and other requirements. If substantial amounts of any of these shares are sold either on the open market or pursuant to Rule 144, there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

o	Decrease the level of public interest in our common stock;
o	Inhibit buying activity that might otherwise help support the market price of our common stock; and
o	Prevent possible upward price movements in our common stock.

There Is A Risk That If Our Shares Are Not Quoted On The Over-The-Counter Bulletin Board And Are Ultimately Quoted On The Pink Sheets It Will Be More Difficult For You To Sell Your Shares.

Our shares may not become quoted on the over-the-counter bulletin board in the near future, in which case there may be no trading market for our shares, or we may have to consider alternatives such as applying to list them for quotation on the national quotation bureau’s Pink sheets, which is considered to be a less liquid trading market, and the price per common share could be negatively affected by such a listing.  We intend to reach an agreement with a market maker to assist us in filing a 15c-211 application to the NASD, Inc. to have our common shares quoted on the Over-The-Counter Bulletin Board. Upon acceptance of our application, we intend to acquire additional market makers to make a market in our common stock. However, there can be no assurances that any of these steps will occur, and we may be unable to become quoted on the OTC Bulletin Board. In fact, no market maker has agreed to make a market in our shares to date, no such agreement may ever be reached, and we have not taken any concrete steps toward having our shares quoted on the OTC Bulletin Board to date. If we fail to be quoted, there would be no established trading market for our shares. From there we would have to consider other alternatives, such as the possibility of listing the shares for trading on the National Quotation Bureau’s Pink Sheets, which is considered to be a less liquid trading market and the price per common share could be negatively affected by such a listing.

There Is No Trading Market For Our Shares Of Common Stock And You May Be Unable To Sell Your Shares.

There is not, and has never been, a trading market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, a market will be sustained.

We May Be Unable To Obtain The Addition Funding Needed To Enable Us To Operate Profitably In The Future.

We have no credit facility or other committed sources of capital sufficient to fund our business plan. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

Our Principal Stockholder Controls Our Board Of Directors And Thereby Controls Our Business Affairs In Which Case You Will Have Little Or No Participation In Our Business Affairs.

Currently, our President, CEO and Director, Mr. Joseph P. Coschera owns 54% of the outstanding shares of Information Systems Associates. Mr. Coschera controls the Board of Directors and therefore controls our business affairs. In addition, Joseph Coschera, by virtue of his 54% share ownership percentage, he will have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, he will be able to elect all of the members of our Board of Directors, which will allow him to significantly control our affairs and management. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

If We Lose The Services Of Our President, Our Business May Be Impaired.

Our success is heavily dependent upon the continued and active participation of our president, Joseph P Coschera. Mr. Coschera has years of experience in the financial and assent management software business. The loss of Mr. Coschera’s services could have a severely detrimental effect upon the success and development of our business. We do not maintain "key person" life insurance on Mr. Coschera. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

Our Common Stock Is A “Penny Stock”, And Compliance With Requirements For Dealing In Penny Stocks May Make It Difficult For Holders Of Our Common Stock To Resell Their Shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

o	deliver a standardized risk disclosure document prepared by the SEC;
o	provide the customer with current bid and offer quotation for the penny stock;
o	explain the compensation of the broker-dealer and its salesperson in the transaction;
o	provide monthly account statements showing the market value of each penny stock held in the customer’s account;
o	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s approval; and
o	provide a written agreement for the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

Potential Fluctuations In Our Financial Results Make Financial Forecasting Difficult.

•	general economic conditions as well as economic conditions specific to our industry;

Our operating results have varied on a quarterly basis in the past and may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results include:

•	long sales cycles, which characterize our industry;
•	implementation delays, which can affect payment and recognition of revenue;
•	any decision by us to reduce prices for our solutions in response to price reductions by competitors;
•	the amount and timing of operating costs and capital expenditures relating to monitoring or expanding our business, operations and infrastructure; and
•	the timing of, and our ability to integrate, any future acquisition, technologies or products or any strategic investments or relationships into which we may enter.

Due to these factors, our quarterly revenues and operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, it is likely that in one or more future quarters, our operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of our common shares would almost certainly be materially adversely affected.

The Markets In Which We Operate Are Highly Competitive.

The market for asset lifecycle management solutions is rapidly evolving and intensely competitive. We face significant competition in each segment of our business (sourcing, procurement, enterprise asset management and asset disposition). We expect that competition will further intensify as new companies enter the different segments of our market and larger existing companies expand their product lines. If the global economy continues to lag, we could face increased competition, particularly in the form of lower prices.

Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we. We cannot assure you that we will be able to compete with them effectively. If we fail to do so, it would have a material adverse effect on our business, financial condition, cash flows and results of operations.

Significant Delays In Product Development Would Harm Our Reputation And Result In Loss Of Revenue.

If we experience significant product development delays, our position in the market would be harmed, and our revenues could be substantially reduced, which would adversely affect our operating results. As a result of the complexities inherent in our software, major new product enhancements and new products often require long development and test periods before they are released. On occasion, we have experienced delays in the scheduled release date of new or enhanced products, and we may experience delays in the future. Delays may occur for many reasons, including an inability to hire a sufficient number of developers, discovery of bugs and errors or a failure of our current or future products to conform to industry requirements. Any such delay, or the failure of new products or enhancements in achieving market acceptance, could materially impact our business and reputation and result in a decrease in our revenues.

We May Have To Expend Significant Resources To Keep Pace With Rapid Technological Change.

Our industry is characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices. Any of these could hamper our ability to compete or render our proprietary technology obsolete. Our future success will depend, in part, on our ability to:

•	develop new proprietary technology that addresses the increasingly sophisticated and varied needs of our existing and prospective customers;
•	anticipate and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis;
•	continually improve the performance, features and reliability of our products in response to evolving market demands; and
•	license leading technologies.

We may be required to make substantial expenditures to accomplish the foregoing or to modify or adapt our services or infrastructure.

Our Business Could Be Substantially Harmed If We Have To Correct Or Delay The Release Of Products Due To Software Bugs Or Errors.

We sell complex software products. Our software products may contain undetected errors or bugs when first introduced or as new versions are released. Our software products may also contain undetected viruses. Further, software we license from third parties and incorporate into our products may contain errors, bugs or viruses. Errors, bugs and viruses may result in any of the following:

•	adverse customer reactions;
•	negative publicity regarding our business and our products;
•	harm to our reputation;
•	loss of or delay in market acceptance;
•	loss of revenue or required product changes;
•	diversion of development resources and increased development expenses;
•	increased service and warranty costs;
•	legal action by our customers; and
•	increased insurance costs.

Systems Defects, Failures Or Breaches Of Security Could Cause A Significant Disruption To Our Business, Damage Our Reputation And Expose Us To Liability.

We host certain websites and sub-sites for our customers. Our systems are vulnerable to a number of factors that may cause interruptions in our ability to enable or host solutions for third parties, including, among others:

•	damage from human error, tampering and vandalism;
•	breaches of security;
•	fire and power losses;
•	telecommunications failures and capacity limitations; and
•	software or hardware defects.

Despite the precautions we have taken and plan to take, the occurrence of any of these events or other unanticipated problems could result in service interruptions, which could damage our reputation, and subject us to loss of business and significant repair costs. Certain of our contracts require that we pay penalties or permit a customer to terminate the contract if we are unable to maintain minimum performance levels. Although we continue to take steps to enhance the security of our systems and ensure that appropriate back-up systems are in place, our systems are not now, nor will they ever be, fully secure.

If We Are Unable To Successfully Protect Our Intellectual Property Or Obtain Certain Licenses, Our Competitive Position May Be Weakened.

Our performance and ability to compete are dependent in part on our technology. We rely on a combination of patent, copyright, trademark and trade secret laws as well as confidentiality agreements and technical measures, to establish and protect our rights in the technology we develop. We cannot guarantee that any patents issued to us will afford meaningful protection for our technology. Competitors may develop similar technologies which do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated.

Our software is protected by common law copyright laws, as opposed to registration under copyright statutes.  Common law protection may be narrower than that which we could obtain under registered copyrights. As a result, we may experience difficulty in enforcing our copyrights against certain third parties. The source code for our proprietary software is protected as a trade secret. As part of our confidentiality protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information. We cannot assure you that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In order to protect our intellectual property, it may be necessary for us to sue one or more third parties. While this has not been necessary to date, there can be no guarantee that we will not be required to do so in future to protect our rights. The laws of other countries may afford us little or no protection for our intellectual property.

We also rely on a variety of technology that we license from third parties, including our database and Internet server software, which is used to perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all. If we are unable to maintain these licenses or obtain upgrades to these licenses, we could be delayed in completing or prevented from offering some products or services.

 Others Could Claim That We Infringe On Their Intellectual Property Rights, Which May Result In Costly And Time-Consuming Litigation.

Our success will also depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action in order to protect our proprietary rights. Also, from time to time, we may receive notice from third parties claiming that we infringe their patent or other proprietary rights.

We believe that infringement claims will increase in the technology sector as competition intensifies. Despite our best efforts, we may be sued for infringing on the patent or other proprietary rights of others. Such litigation is costly, and even if we prevail, the cost of such litigation could harm us. If we do not prevail or cannot fund a complete defense, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. We cannot be certain that any required license would be available to us on acceptable terms, or at all. If we fail to obtain a license, or if the terms of a license are burdensome to us, this could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Our Product Strategy Is Partially Dependent Upon The Continued Acceptance And Use Of The Internet As A Medium Of Commerce.

Our success depends in part on the continued growth of the Internet and reliance on and use of the Internet by businesses. Because use of the Internet as a source of information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether the market for commercial use of the Internet will continue to develop and expand.

The Internet may not be commercially viable for a number of reasons, including potentially inadequate development of the necessary network infrastructure, delayed development of enabling technologies and inadequate performance improvements. In addition, the Internet’s viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Moreover, concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet. If the use of the Internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet does not effectively support growth that may occur, our business would be materially and adversely affected.

Our Business Is Sensitive To The Overall Economic Environment. Any Slowdown In Information Technology Spending Budgets Could Harm Our Operating Results.

Any significant downturn in our customers' markets or in general economic conditions that results in reduced information technology spending budgets would likely result in a decreased demand for our products and services, longer selling cycles and lower prices, any of which may harm our business.

Although We Have Not Yet Issued Any Preference Shares, If Issued, Our Preference Shares Could Prevent Or Delay A Takeover That Some Or A Majority Of Shareholders Consider Favorable.

Our Board of Directors, without any further vote of our shareholders, may issue preference shares and determine the price, preferences, rights and restrictions of those shares. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of the holders of any series of preference shares that may be issued in the future. That means, for example, that we can issue preference shares with more voting rights, higher dividend payments or more favorable rights upon distribution than those for our common shares. If we issue certain types of preference shares in the future, it may also be more difficult for a third party to acquire a majority of our outstanding voting shares and such issuance may, in certain circumstances, deter or delay mergers, tender offers or other possible transactions that may be favored by some or a majority of our shareholders.

USE OF PROCEEDS

Not applicable.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will sell their shares at $.25 per share and thereafter at prevailing market prices, if and when Information Systems Associates is quoted on the Over-The-Counter Bulletin Board. However, there can be no assurance that we will find a market maker willing to apply for such quotation. Prior to this offering, there has been no market for our shares. The offering price of $.25 per share was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining this price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

DILUTION

Our net tangible book deficit as of the year ending December 31, 2006 was $(158,635) or $(.01) per share of common stock. Net tangible book deficit is determined by dividing our tangible book deficit (total tangible assets less total liabilities and convertible preferred stock) by the number of outstanding shares of our common stock. As of September 30, 2007, we had a total of 11,403,834 shares of common stock outstanding and no shares of preferred stock outstanding.

SELLING SECURITY HOLDERS

The Selling Security Holders named in the table set forth below are selling the securities covered by this prospectus. The Selling Security Holders named below are not a registered securities broker-dealer or an affiliate of a broker-dealer.

The table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by the Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holders upon termination of this offering. We believe that the Selling Security Holders listed in the table has sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities covered by this prospectus.

On or about January 12, 2006, we increased our authorized common shares to 50,000,000, and subsequently changed the par value of our common stock to $.001 per share. In addition, we authorized 10,000,000 shares of convertible preferred stock to be issued, $.001 par value, with a conversion ration to be set at a later date. Our board of director also enacted a 62,000 for 1 forward stock split.

During November 2005, we entered a stock subscription agreement to sell 3,000,000 shares of our common stock to Aquatica Investments, Ltd., a Bahamian corporation, for $100,000, or approximately $.033 per share. Neither were shares issued nor were funds received until 2006. The funds were used in connection with our audited financial statements, preparation of our SB-2 registration statement and for general working capital purposes. The sale of shares was made in reliance of Regulation S since the corporation and its owner, Owen Bethel, are not residents of the U.S. and do not maintain a residence within the U.S.

On or about November 15, 2005, we entered into a Financial Advisory Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to provide the following services:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Selection of an independent stock transfer agent; and
•	Edgar services.

The services were not rendered until 2006. In exchange for these services, we paid Greentree $60,000 and issued 350,000 shares of our common stock in 2006. The common shares issued were valued at the estimated value for the services received, or $17,500, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about November 15, 2005, we entered into a consulting agreement with Real Asset Management, LLC, for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

The services were not rendered until 2006. In exchange for these services, we issued Real Asset Management 450,000 shares of common stock in 2006. The common shares issued were valued at the estimated value of services rendered, or $20,829, or $.046 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about January 15, 2006, we entered into a consulting agreement with First Alliance Group, Inc. for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

In exchange for these services, we issued First Alliance 400,000 shares of common stock. The common shares issued were valued at the estimated value of services rendered, or $20,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On our about January 24, 2006 we entered into a legal services agreement with Simons Muirhead and Burton Solicitors, a law firm located within the United Kingdom. We issued 100,000 shares of common stock to Muirhead and Burton for legal services in connection with our offshore common stock offering in the United Kingdom. Muirhead and Burton were to advise us on local laws and review our subscription agreements for legal compliance. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about January 15, 2006, we issued 100,000 shares of our common stock to Francis Armenlin for services in connection with renovating our website. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25. The engagement was not evidenced by a written service contract, but rather was an oral agreement between Mr. Armelin and our Company.

During 2006, we issued 803,834 shares of our common stock for $202,472. The shares were issued in a Regulation S offering in the United Kingdom for approximately $.25 per share (based on the most recent foreign conversion rates).

SELLING SECURITY HOLDERS TABLE

Name	Relationship With Issuer	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering	Percent Owned Before/After Offering

Aquatica Investments Ltd.	None (1)	3,000,000	3,000,000	0	26.31%
Arabelle Financial Limited	None** (6)	4,000	4,000	0	0.04%
Armelin, Francis	Consultant	100,000	100,000	0	0.88%
Aviation Interior	None** (7)	40,000	40,000	0	0.35%
Beloyan, Mark	None**	10,000	10,000	0	0.09%
Blue Marlin Inc.	None** (8)	10,000	10,000	0	0.09%
Bryant, Stephen	None**	4,000	4,000	0	0.04%
Citation Services	None** (9)	2,000	2,000	0	0.02%
De Monde, Kaylaya and Lilly	None**	40,000	40,000	0	0.35%
Del Canto, Joseph	None**	8,000	8,000	0	0.07%
Division Limited	None** (10)	200,000	200,000	0	1.75%
Eisenberg, Eric	None**	40,000	40,000	0	0.35%
Feore, Leslie	None**	4,000	4,000	0	0.04%
First Alliance Group, Inc.	Consultant (2)	400,000	400,000	0	3.51%
Gerhauser, Christine	None**	4,000	4,000	0	0.04%
Greentree Financial Group, Inc.	Consultant (3)	350,000	350,000	0	3.07%
________________________________
1. Aquatica Investments, Ltd. Is owned and controlled by Owen Bethel who has sole voting power over investments for the company. The stock purchase agreement with Aquatica is attached as Exhibit 10.1.
2. First Alliance introduced us to other consultants specializing in corporate finance and business development. They helped to introduce our business concept to registered NASD member firms. Patrick Doughty is the controlling individual with sole voting power over investments of First Alliance. A copy of the consulting agreement between First Alliance and the Registrant is attached hereto as Exhibit 10.2.
3. Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial Group, Inc.  Mr. Cottone and Mr. Bongiovanni share equal voting power over the investments of Greentree Financial Group, Inc.  Greentree Financial Group, Inc. received the 350,000 shares of our common stock for consulting services that consist of assisting in the preparation of this Form SB-2 registration statement and the prospectus included therein, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services. A copy of our consulting agreement with Greentree is attached hereto as Exhibit 10.3.

Hall, Glenn	None**	40,000	40,000	40,000	0.35%
Hancock, Kathleen	None**	2,000	2,000	2,000	0.02%
Haynes, Kirk	Consultant (4)	36,000	36,000	36,000	0.32%
Haynes, Teresa	None**	10,000	0	10,000	0.09%
Herve, Philippe	None**	40,000	40,000	40,000	0.35%
Hickson, Peter	None**	27,834	27,834	27,834	0.24%
International Engineering Services Limited	None** (11)	4,000	4,000	4,000	0.04%
Jeffrey, Peter	None**	40,000	40,000	40,000	0.35%
Johansson, Goran	None**	40,000	40,000	40,000	0.35%
Key, Deborah	None**	2,000	2,000	2,000	0.02%
Leach, Susannah	None**	40,000	40,000	40,000	0.35%
Mentre, Marie-Christine	None**	20,000	20,000	20,000	0.18%
Newman, Richard	None**	8,000	8,000	8,000	0.07%
Real Asset Management, LLC	Consultant (4)	450,000	450,000	450,000	3.95%
Regis, Hubber	None**	40,000	40,000	40,000	0.35%
Schumacher, Laura	None**	8,000	8,000	8,000	0.07%
Selva, Maria-pia	None**	40,000	40,000	40,000	0.35%
Simons Muirhead and Burton Solicitors	Legal Counsel (5) (12) (13)	100,000	100,000	100,000	0.88%
Smith, Thomas	None**	25,000	25,000	25,000	0.22%
Smith, Harriet	None**	6,000	6,000	6,000	0.05%
Swan, Ian	None**	2,000	2,000	2,000	0.02%
Taylor, Derek	None**	7,000	7,000	7,000	0.06%
TOTALS	-	11,403,834	5,193,834	11,404,834	100%
____________________________
4. Real Asset Management was hired as a consultant to help introduce our Company to NASD registered member firms who would assist us in selling our common stock, to help us locate potential funding sources and introduce us to consultants to assist with the registration process. Mr. Kirk Haynes is the controlling member of Real Assent Management and he retains sole voting power over investments for Real Asset Management. A copy of our contract with Real Asset Management is attached hereto as Exhibit 10.4
5. Simons Muirhead and Burton Solicitors is a United Kingdom law firm that the Registrant hired to advise them on offering their securities for sale in the UK. The firm advised the Registrant of any conflicts under UK law and made sure that any and all offers and sales were legal. A copy of the consulting agreement is attached hereto as Exhibit 10.5
** Received shares pursuant to a private placement described in detail in the Recent Sales of Unregistered Securities section below.
6. Arabelle Financial Limited is solely owned and controlled by Peter Macgregor.
7. Aviation Interior is solely owned and controlled by Chris Schoonis.
8. Blue Marlin, Inc. is solely owned and controlled by Alicia J. Beloyan-Sole.
9. Citation Services is solely owned and controlled by James McGregor.
10. Division Limited is solely owned and controlled by Stephen Rasch.
11. International Engineering Services Limited is solely owned and controlled by Peter James MacGregor.
12. Simon Muirhead is solely owned and controlled by Simon Murhead.
13. Burton Solicitors is solely owned and controlled by Simon Murhead.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. To resell the securities in the public market the securities must either be qualified for sale or exempt from qualification in the states in which the Selling Security Holders or proposed purchasers reside. We intend to seek qualification or exemptions for trading in every state; however, there is no assurance that the states in which we seek qualification or exemption will approve of the security re-sales. Should we not obtain exemptions or qualification in these states you will be unable to resell your shares.

PLAN OF DISTRIBUTION

By Selling Security Holders

The Selling Security Holders are offering 5,193,834 shares of our common stock under this prospectus. We do not have any plan, agreement or understanding with the Selling Security Holders regarding their offering. In the event the Selling Security Holders engage an underwriter, we will be obligated to amend this prospectus to identify the underwriter and disclose the terms of the underwriter’s compensation and disclose any change in the plan of distribution.

The Selling Security Holders may sell the shares from time to time directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or from the purchasers. We do not expect these discounts, concessions or commissions to be in excess of those customary in the types of transactions involved. We will not receive any proceeds from the sale of shares by Selling Security Holders.

The shares may be sold in one or more transactions at then prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be in transactions, which may involve crosses or block transactions:

- On the OTC Bulletin Board or in the over-the-counter market.
- In transactions other than on the OTC Bulletin Board or on the over-the-counter market.
- Through the writing of options, whether the options are listed on an options exchange or otherwise.
- Through the settlement of short sales made after the effective date of this prospectus.

In connection with the sale of the shares, or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers or financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Security Holders may also sell our common stock short, provided the sale is not made to close out their short positions, or loan or pledge their shares to broker-dealers who in turn may sell the shares.

The aggregate proceeds to the Selling Security Holders from the sale of the shares offered by them will be the purchase price of the shares less discounts, concessions and commissions, if any. The Selling Security Holders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed securities brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and has been complied with.

Any underwriters, broker-dealers or agents who participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, concessions, commissions or profit they earn on any resales of the shares may be underwriting discounts or commissions under the Securities Act. Agents of the Selling Security Holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Act. We have advised the Selling Security Holders that persons acting on their behalf are required to deliver a copy of this prospectus when making sales of the shares.

In addition, any shares covered by this prospectus which also qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Security Holders may transfer, devise or gift his shares by other means not described in this prospectus.

This offering of shares for resale by the Selling Security Holders will begin on the date of this prospectus and continue as long as this prospectus is in effect or until the Selling Security Holders has sold all of its shares, whichever occurs first. If required, we will distribute a supplement to this prospectus or amend the registration statement of which this prospectus is a part to describe material changes to the terms of the offering.

We are paying all of the costs for registering the shares for sale by Information Systems Associates and for resale by the Selling Security Holders. These expenses include the SEC’s filing fees and filings fees under state securities or “blue sky” laws. The Selling Security Holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associates with their resale of the shares.

Regulation M Applies To The Selling Security Holders:

We have informed the Selling Security Holders that they should not place any bid for, purchase or attempt to purchase, directly or indirectly, any of our common shares in the public market before they have sold all of our shares that they are entitled to sell under this prospectus. Also, the Selling Security Holders should not attempt to convince anyone else to bid for or purchase our common stock in the public market before they have sold all of its shares covered by this prospectus. To do so may violate Regulation M under the Securities Exchange Act. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of our common shares, practices known as “stabilizing”, may violate Regulation M if the action does not comply with Regulation M. Furthermore, no person should engage in any activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers.

 Our directors and executive officers are as follows:

Name	Age	Position

Joseph Coschera	59	President and Director
Loire Lucas	49	Vice President and Director

Joseph Coschera

Joseph Coschera is the founder and President of Information Systems Associates, Inc. which he opened in the summer of 1992 for business. Prior to forming ISA Joe held the position of Vice President with JPMorgan Chase. Joe’s career at JPMC spanned 18 years rising from the position of Systems Engineer to Manager of Facilities and Hardware Planning for the Retail Banking Division. Joe’s responsibilities were extremely diverse and included space planning for the Division’s staff, facilities and hardware planning for several mega data centers and the network operation centers. In addition, he managed the Planning and Implementation Group whose responsibilities included the planning, acquisition and deployment of the technology infrastructure throughout the bank’s branch banking network. Joe served as both a team member and project manager during his tenure. He managed such projects as the deployment of state of the art banking technology (ATMs and Platform Automation) to more than 200 branches on three different occasions as well as data center mergers and build-outs. Joe was recognized for his contributions related to the relocation and consolidation of several large data processing centers.. It was that experience that Joe utilized as the foundation for ISA’s service offerings.

Currently Joe is leading ISA’s development efforts as well as new business development and business partner relationships.  Joe is also serving as Chief Financial Officer and Principal Accounting Officer for ISA.  Joseph Coschera's financial experience came as a result of his previously holding a position as Vice President with JPMorgan Chase, which spanned 18 years rising from the position of Systems Engineer to Manager of Facilities and Hardware Planning for the Retail Banking Division. Joe’s responsibilities were extremely diverse and included direct interaction with financial departments. As part of managing the deployment of state of the art banking technology (ATMs and Platform Automation) to more than 200 branches, Joe had extensive interaction with the financial systems departments order to perform his tasks better. He has kept up to date with the Sarbanes-Oxley Act of 2002 through reading the law on the Internet. He has also reviewed PCAOB guidance from its web site and has read the portion of the SEC web site that deals with the Office of Chief Accountant. He surrounds himself with CPA's like Jay Lake, Chris Cottone and Mike Bongiovanni and reads 10-QSB's and 10-KSB's from other companies. He also reads PPC checklists which mandate the exact detail disclosure requirements that will be expected of him once the company is fully reporting.

Loire Lucas

Loire Lucas began her career with the NCR Corporation upon graduation from Florida Atlantic University in 1982 where she received her Bachelors of Applied Science. As a Systems Engineer, she worked on banking client’s projects in Europe and Africa. Upon her return from Africa, she continued to work at corporate headquarters in Dayton, Ohio. Following her headquarters position, Loire transferred to NCR’s New York Sales office where she worked with major financial institutions managing their banking platform migration to state of the art hardware and software platforms.

In 1991, Loire relocated to Florida to start a business. The business “Cutting Edge Concepts” manufactured the “Legend Bay” resort wear line which was sold around the globe. She also opened a local retail shop in Stuart, FL in which was featured the “Legend Bay” clothing line. The business was sold in 1994 and Loire took time off to start a family. Upon her return to work in 2002, she joined ISA as Vice President of Operations. Her duties at ISA include the management of the day-to-day office activities including Accounts Payable and Accounts Receivable.

Significant Employees.

Other than those persons mentioned above, we have no significant employees.

Family Relationships.

Loire Lucas is married to Joe Coschera

Articles and Bylaws

Article III, of our Bylaws provides that the first Board of Directors and all subsequent Boards of the Corporation shall consist of (Joseph P Coschera), unless and until otherwise determined by vote of a majority of the entire Board of Directors. The Board of Directors or shareholders all have the power, in the interim between annual and special meetings of the shareholders, to increase or decrease the number of Directors of the Corporation. A Director need not be a shareholder of the Corporation unless the Certificate of Incorporation of the Corporation or the Bylaws so require. The first Board of Directors shall hold office until the first annual meeting of shareholders and until their successors have been duly elected and qualified or until there is a decrease in the number of Directors. Thereinafter, Directors will be elected at the annual meeting of shareholders and shall hold office until the annual meeting of the shareholders next succeeding his election, unless their terms are staggered in the Articles of incorporation of the Corporation (so long as at least one-fourth in number of the Directors of the Corporation are elected at each annual shareholders’ meeting) or these Bylaws, or until his prior death, resignation or removal. Any Director may resign at any time upon written notice of such resignation to the Corporation.

Legal Proceedings.

No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of November 5, 2007, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners (1)(2)

Title of Class	Name and Address	# of Shares	Current % Owned

Common	Aquatica Investments Ltd Grove House, 4th floor Nassau Bahamas	3,000,000	26.31%
Common	Coschera, Joseph	6,200,000	54.37%

Security Ownership of Officers and Directors (2)

Title of Class	Name and Address	# of Shares	Current % Owned

Common	Coschera, Joseph	6,200,000	54.37%
Common	Lucas, Loire**	0	0%
Common	All Officers and Directors as a Group (2)	6,200,000	54.37%

**Less than 1%
_____________________
(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned. We are unaware of any shareholders whose voting rights would be affected by community property laws.
(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above tables and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Changes in Control.

There are currently no arrangements, which would result in a change in our control.

DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK.

We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share. As of September 11, 2007, there were 11,403,834 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

CONVERTIBLE PREFERRED STOCK

We are authorized to issue 2,000,000 shares of convertible preferred stock with a par value of $.001 per share. As of September 11, 2007, there were no convertible preferred shares issued and outstanding. If issued, our preferred shares may include certain shareholder privileges to be determined by our board of directors such as cumulative dividend payments and conversion features.

INTEREST OF EXPERTS AND COUNSEL

Our Financial Statements for the year ending December 31, 2006 have been included in this prospectus in reliance upon Lake and Associates, CPAs, LLC independent Certified Public Accountants, as experts in accounting and auditing. The legality of the issuance of our shares of common stock in this offering has been passed upon by JPF Securities Law, LLC, counsel to Information Systems Associates.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

We have two independent Directors, Joseph P. Coschera, and Loire Lucas.  Our company follows the rules for director independence set forth in Section 303A of the New York Stock Exchange’s Listed Company Manual.   Mr. Coschera and Ms. Lucas have independently approved the following transactions:

On or about January 12, 2006, we increased our authorized common shares to 50,000,000, and subsequently changed the par value of our common stock to $.001 per share. In addition, we authorized 10,000,000 shares of convertible preferred stock to be issued, $.001 par value, with a conversion ration to be set at a later date. Our board of director also enacted a 62,000 for 1 forward stock split.

During November 2005, we entered a stock subscription agreement to sell 3,000,000 shares of our common stock to Aquatica Investments, Ltd., a Bahamian corporation, for $100,000, or approximately $.033 per share. Neither were shares issued nor were funds received until 2006. The funds were used in connection with our audited financial statements, preparation of our SB-2 registration statement and for general working capital purposes. The sale of shares was made in reliance of Regulation S since the corporation and its owner, Owen Bethel, are not residents of the U.S. and do not maintain a residence within the U.S.

On or about November 15, 2005, we entered into a Financial Advisory Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to provide the following services:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Selection of an independent stock transfer agent; and
•	Edgar services.

The services were not rendered until 2006. In exchange for these services, we paid Greentree $60,000 and issued 350,000 shares of our common stock in 2006. The common shares issued were valued at the estimated value for the services received, or $17,500, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about November 15, 2005, we entered into a consulting agreement with Real Asset Management, LLC, for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

The services were not rendered until 2006. In exchange for these services, we issued Real Asset Management 450,000 shares of common stock in 2006. The common shares issued were valued at the estimated value of services rendered, or $20,829, or $.046 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about January 15, 2006, we entered into a consulting agreement with First Alliance Group, Inc. for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

In exchange for these services, we issued First Alliance 400,000 shares of common stock. The common shares issued were valued at the estimated value of services rendered, or $20,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On our about January 24, 2006 we entered into a legal services agreement with Simons Muirhead and Burton Solicitors, a law firm located within the United Kingdom. We issued 100,000 shares of common stock to Muirhead and Burton for legal services in connection with our offshore common stock offering in the United Kingdom. Muirhead and Burton were to advise us on local laws and review our subscription agreements for legal compliance. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about January 15, 2006, we issued 100,000 shares of our common stock to Francis Armenlin for services in connection with renovating our website. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25. The engagement was not evidenced by a written service contract, but rather was an oral agreement between Mr. Armelin and our Company.

During 2006, we issued 803,834 shares of our common stock for $202,472. The shares were issued in a Regulation S offering in the United Kingdom for approximately $.25 per share (based on the most recent foreign conversion rates).

Other Significant Transactions:

•	PhutureWorld Corp.

Information Systems Associates has entered into a software development agreement with PhutureWorld Corp. in which PhutureWorld Corp. is providing the programming expertise for the development of Information System Associate's internal data collection solution “On Site Physical Inventory” This agreement provides for revenue sharing (25% of the net proceeds) when and if the product is licensed to outside concerns. At the present time there are no pending sales as this was not the intent at the onset of development. This could change when and if the right opportunity were to present itself.

Through the end of the first half of fiscal year 2007, we were actively marketing the data collection solution “On Site Physical Inventory”; however we had not secured any contracts during that same time period. In July 2007, we did provide asset data collection services to the University Of New Mexico through our relationship with Aperture Technologies, Inc. Further, in August 2007 we introduced “On Site Physical Inventory” at the “Linux World/Next Generation Data Center” conference held at the Mascone Convention Center in San Francisco. At this industry conference, we were invited by our VAR partner Visual Network Design to exhibit in their booth. We have been asked by Visual Network Design to exhibit in their booth at the Data Center World Expo Fall 2007 being held September 17-18, 2007 in Grapevine, Texas and at the Interop Conference that will be held October 22-26, 2007 in New York. We have accepted the invitation and will exhibit “On Site Physical Inventory” at the conferences previously mentioned.

•	Northrop Grumman Electronic Systems Sector

Our company upgraded their Computer Aided Facilities Management solution to VisionFM. The gross revenue for this project was approximately $90,000.

•	JPMorgan Chase

We provided 3rd party implementation services and direct training in connection with their information technology Asset Management solution “Aperture VISTA 3.5.0™”. The revenue for these services was approximately $85,000.

•	Comcast Communications

Information Systems Associates is implementing Comcast’s selected information technology solution (RACKWISE™ DCM) for 6 data centers. This will be a 4 phase project. We are currently in Phase 1 and expect this to be completed sometime in the early part of the 3rd quarter 2007. The anticipated gross revenue for the total project is estimated at $85,000. Phases 1 and 2 are $60,000.  More information about our contractual relationship with Comcast Communications can be found in Exhibit 10.9 where we have attached a full copy of the agreement.

•	Vision Facilities LTD

Information Systems Associates is a certified Value Added Reseller and application integrator for their CAFM solution “VisionFM™”

•	KnowledgeFlow Corp

Information Systems Associates is a certified Value Added Reseller and application integrator for their information technology Asset Management Solution “OBTAIN™”

•	Visual Network Design Inc.

Information Systems Associates is a certified Value Added Reseller and application integrator for Visual Network Design, Inc.’s information technology Asset Management Solution “RACKWISE™ DCM”. In addition, we have been identified as their primary vendor for consulting and data collection services for Visual Network Design, Inc.’s existing customer base as well as new customers (domestic and foreign).  A preliminary proposal has been submitted to a client/prospect. We will be submitting a final proposal by the end of April. We anticipate that the changes (increases) in the value of the deal are approximately $50,000.

•	Aperture Technologies, Inc.

Our relationship with Aperture Technologies began in the fall of 2002 with Joseph Coschera providing consulting services to Aperture as a sole proprietor. The business relationship has been ongoing since that time with the exception that when Information Systems Associates, Inc was formed in May, 2004 the relationship was established between the two companies rather than an individual. During this time, ISA has provided and resold Aperture’s Computer Aided Facilities Management software solutions directly to ISA’s client’s, has demonstrated Aperture’s products on its behalf to its own clients/prospects, has installed and implemented Aperture’s entire software product line, and has provided training to Aperture’s clients in both the public and private classroom settings.

Specifically, under our subcontracting agreement with Aperture we provide:

1.	Implementation of the VISTA500 data center management software solution
2.	Deliver training to both end users and administrators of the VISTA500 data center management solution
3.	Asset inventory services utilizing ISAs data collection solution On Site Physical Inventory.
4.	Training Aperture’s customers in the use and administration of the On Site Physical Inventory data collection solution
5.	Project Management related to the asset inventory services
6.	Other consulting services as mutually agreed upon

We are certified as an Aperture Consulting Engineers. As such, we provide consulting services to Aperture’s clients in the deployment of Aperture’s information technology Asset Management and Facilities Management solutions on a subcontractor basis. We have been asked by Aperture to act as a subcontractor and assist them with data collection services for the implementation of their latest product release “VISTA 500”. These talks are ongoing as there are several facets to the services that are must be worked out before we engage with their client base.

We are not a subsidiary of any corporation.

DESCRIPTION OF BUSINESS

We plan to continue to operate as a computer software service provider for financial and asset management solutions.

BUSINESS OVERVIEW

We have been in business since May of 1994. During the first twelve (12) years of operation, the primary focus of the business was to offer for sale through ISA’s Value Added Reseller Agreements in place in several of the industry leaders, software products and services that allow companies to track and manage assets, primarily in the realm of corporate real estate and corporate IT network infrastructure including equipment maintain in corporate data centers. We refer to our product and services suite as asset management solutions. Our solutions can reduce sourcing, procurement and tracking costs, improve tracking and monitoring of asset performance and reduce operational downtime.

Initially, we were a Business Partner (a/k/a Value Added Reseller) with Aperture Technologies, Inc. of Stamford, CT.  (It should be noted that the term “Business Partner” is somewhat misleading because in reality we are simply a subcontractor for Aperture.  We invite you to examine our contract with Aperture setting forth this subcontracting relationship; it has been attached as Exhibit 10.8.) At that time, Aperture’s Network Management tools (“System”), was one of the leading solutions in its field. For more than five years, Aperture Technologies, Inc. has provided enterprise asset management solutions to customers in the United States, Europe and Asia and Pacific Rim. During this same timeframe, we have offered Aperture’s enterprise asset management solutions to customers and prospects in North America.

The typical Value Added Reseller Agreement allows the vendor’s partner/subcontractor (in this case ISA) the ability to offer to its client’s and prospects a Commercial Off The Shelf  software solution to address a particular business problem. The primary focus of ISAs business is working data center operations, network management department and corporate real estate department to identify and then implement a software solution which addresses their needs based upon extensive research done prior to the selection and culminating in the purchase by the client and implementation by ISA of the chosen solution.

All of the products listed under our Value Added Reseller relationships (Vista, Obtain 24/7, Vision FM, the Facilities Manager, AutoCAD, and RACKWISE DCM) are products developed by third parties.

The products obtained from third parties are done so through executed Value Added Reseller Agreements. Although each of the vendor’s agreements differs to some degree, the basic understandings are the same. Information Systems Associates is authorized by each of the vendors to offer their (the vendor’s software solutions) to Information Systems Associates’ clients. In return, Information Systems Associates receives a commission on the sale of the software. The percentage ranges between twenty (20) and thirty (30) percent of the sale. On occasion, Information Systems Associates provide pre-sales support services to the vendor’s clients. In addition, Information Systems Associates is given the opportunity to implement the software solution and provide training to its clients. On an ongoing basis, Information Systems Associates can and does provide additional consulting services beyond those provided initially to the client.

The need for a better way to capture corporate asset information became evident to ISAs management team. After reviewing the methods and technology in use at that time (1ST Quarter 2006) for the purpose of data collection, it was decided within ISA to define a data collection process and subsequently to design and build a software solution capable of delivering quality data (output) through the use of programming techniques that incorporated many of the much needed features and capabilities, especially real time data validation.

Our customer list includes a number of leading organizations, such as Northrop Grumman Electronic Systems, National Counsel on Compensation Insurance (NCCI), Blue Cross Blue Shield of Florida, and Comcast Communications.

Information Systems Associates, Inc. sells software products and services that allow our customers to track and manage assets, primarily in asset intensive industries. We refer to our product and services suite as asset management solutions. Our solutions can reduce sourcing, procurement and tracking costs, improve tracking and monitoring of asset performance and reduce operational downtime.

We began using Aperture’s Network Management tools (“System”), in June 1995. For more than five years, Aperture has provided enterprise asset management solutions to customers in the United States, Europe and Asia and Pacific Rim. For the past five years, we have provided enterprise asset management solutions to customers in North America.

Our customer list includes a number of leading organizations, such as Northrop Grumman Electronic Systems, National Counsel on Compensation Insurance, Blue Cross Blue Shield of Florida, and Comcast Communications.

Our application products are also used by corporate Real Estate departments to manage their real property lease obligations (as both tenant and landlord), to determine their company’s use of corporate space, to develop plans for relocations, mergers and acquisitions as it relates to the use of space (office, manufacturing, warehousing).

INDUSTRY BACKGROUND AND OVERVIEW

Asset management software has existed for more than thirty years, initially through computerized maintenance management systems, and more recently including more comprehensive and robust enterprise asset management  and enterprise resource planning solutions. The early computerized maintenance management systems automated daily management of assets, while enterprise resource planning solutions consolidate basic asset information with financial information at the corporate level. Enterprise asset management solutions encompass elements of both, serving as the next evolution of computerized maintenance management system solutions by bridging the gap between asset management and corporate-level planning and tracking requirements.

The key value proposition for enterprise asset management solutions is that they can provide a quick and quantifiable return on investment and return on assets. Cost and productivity improvements can immediately and measurably benefit organizations, and thus are highly desirable to potential customers, particularly in difficult economic times where the focus is increasingly bottom line oriented.

In addition to enterprise asset management solutions, we offer Facilities solutions. These are natural extensions to enterprise asset management solutions, as organizations seek to extend asset management and corporate-level planning and tracking onto other elements of the asset lifecycle.  The reference to “Facilities solutions” includes software application products that are used by corporate Real Estate departments to manage their real property lease obligations (as both tenant and landlord), to determine their company’s use of corporate space, to develop plans for relocations, mergers and acquisitions as it relates to the use of space (office, manufacturing, warehousing). This term can also apply to software application products used by Data Center Management (Information Technology) to track their computer assets from both a financial perspective as well as their usage and connectivity within the corporate IT (Information Technology) network.

PRODUCTS AND SERVICES

Aperture’s VISTA

Historically, IT organizations have operated as reactive cost centers that customized one-off services at the demands of customers. However, the influx of growing complexities, continual changes and higher demands for "better, faster and cheaper" has instigated a trend towards tighter IT management and control. The new "value-driven" approach, combined with pressures for higher availability and with increased SLA penalties have many IT executives operating under a mantra of "avoid problems before they happen" or "no surprises permitted."

The term “SLA penalties” refers to Service Level Agreement performance metrics. In most sophisticated corporate operations, the end user is guaranteed a specific degree of network and application availability. Usually items such as systems maintenance are taken into consideration when guaranteeing this availability as are items like built in redundancy (network circuits and the hardware used to deliver the connectivity) as well as Disaster Recovery plans that would insure the end user a specific level of availability (although typically less than that guaranteed under normal operating conditions) in the event that a natural or other type of disaster cause an interruption in corporate IT services.

In order to reduce operational risk and increase operational efficiency, it is essential for IT organizations to define best practices and implement IT frameworks (for example, the IT Infrastructure Library, ITIL) that create a more service-oriented organization. This includes standardizing and automating IT processes from a disparate set of ad hoc tasks to a cohesive, consolidated environment and developing a central repository of information to create institutional memory for the IT organization.

Many organizations have assessed the various facets of the IT organization to improve the logical environment. However, one component which seems to be overlooked quite frequently and that continuously operates within individual silos is the overall physical infrastructure of the data center.

Aperture VISTA is the essential solution to revolutionize your data center operations. It provides a structured process to consolidate and standardize operations within the data center, mitigate operational risk, and apply key best practices (i.e., configuration and change management processes) to better control operations in the data center.

Aperture VISTA specifically provides IT Management with the key information and intelligence to reduce operational risk and improve efficiency in the data center. Aperture VISTA enables organizations to achieve significant improvements in the following areas:

-Improve impact analysis, minimize errors and reduce staff requirements associated with changes
-Enable proactive infrastructure capacity planning
-Facilitate the planning and execution of consolidation or relocation projects
-Provide alerts for key performance indicators and threshold conditions
-Enforce adherence to redundancy requirements and design guidelines to ensure availability and business continuity
-Reduce mean-time-to-repair for outages
-Ensure compliance with standard or regulated processes
-Speed time-to-market for new application deployments

OBTAIN 24/7

The OBTAIN 24/7 software tool enables all the players in the planning process; hardware planners, system programmers, facilities specialists, electricians, vendors and operations to participate in a planning process at their convenience. Change cycles have shortened. There is less time for planning meetings. Yet, the change process is becoming more complex. Fabric switches, trunk cables and patch panels are replacing point-to-point connections. SANS are replacing dedicated storage. Mainframe and open systems are sharing storage devices. The term “SAN” refers to the Storage Area Network physical infrastructure which connects various servers and switches with mass storage devices containing information shared amongst the enterprise (multiple applications).

OBTAIN 24/7 provides the capability to plan multiple scenarios for each hardware change and to keep all planning data in sync with the 'production' data and between competing plans. Common resources such as patch panel slots or switching capability can be reserved to prevent conflicting plans.

Best of all, planners can view the changes and progress in the planning cycle without wasting the time used by other planning methods to keep everyone informed and actively engaged in the process.

OBTAIN 24/7 Features

Asset and Connectivity database able to record data for:

-All devices, including Mainframe, Open System and Network devices.
-Internal device features, control units, logical partitioning.
-All device ports, CHPIDs, interface.
-Warranty, install/de-install dates, contract and leasing information.
-All fiber cables including ESCON, FICON, Fiber Channel, FDDI, etc.
-All copper cables including Bus & Tag, SCSI, CAT5, Coax, etc.
-All physical connectivity between devices and internal connectivity through switching equipment.
-All power equipment and connectivity.
-Device racks.
-Copper and fiber patch panels and cabinets.
-SAN Fabric definition including aliases, zone sets and zone members.
-All asset and connectivity data defined once with multiple physical/logical displays of the data from different physical/logical viewpoints.
-Able to link an asset to external documents such as Word documents, CAD drawings, spreadsheets, etc.

VisionFM

VisionFM includes a very flexible asset management system capable of tracking everything from building components to office supplies. The Facilities Manager can define complex products such as systems furniture that include a bill-of-materials or simple items such as keys and cell phones that can be assigned directly to individuals.

Once products are defined then assets can be added by inserting symbols in AutoCAD or by using VisionFM forms such as a purchase order. Unique information about each asset can be recorded including a barcode number, purchase date and price. The system then tracks the asset from purchase through to disposition including depreciation, maintenance history, condition, warranties and insurance.

The result is an accurate accounting of corporate assets, their location, department, condition and value.

Features:

-Track equipment, furniture and telecom assets in use and in inventory.
-Assign assets to locations, employees and cost centers.
-Report on condition, depreciation, warranties and maintenance histories.
-Inventory analysis, including leased vs. owned assets.
-Track assets as individual components or create an asset made up of many individual components by recording a bill-of-materials (i.e. workstation).
-Establish product standards.
-Create purchase orders and track cost, approval and supplier.
-Receive goods and specify installed location.
-Track warranties, insurance policies and asset leases, including duration and payments.
-Create multiple stock locations including non-fixed locations such as maintenance trucks.
-Track parts in stock, establish recommended stock levels and reorder parts for stock. Work orders reserve and use parts in stock.

Benefits:

-Track the lifecycle of assets from purchase, to relocation to disposition.
-Report on assets by location, department and employee.
-Review expiring insurance policies, warranties and leases.
-Review an assets maintenance history including on-demand and preventative maintenance work.
-Manage parts inventories including allocated parts and reordering.
-Compare actual furniture to typical furniture by room type.
-Keep asset locations up to date in AutoCAD drawings or by issuing move orders.

RACKWISETM services and products deliver key features to simplify and reduce the time consumed designing, modeling and operating the physical infrastructure of your datacenter.

▪	Graphical Design & Modeling of Datacenters
▪	Auto-Build Visual Documentation From Imported Bill of Materials
▪	Advanced Operations & Reporting
▪	Modeling and Impact Analysis of Datacenter Designs
▪	Space, Power, Cooling, and Cable Management
▪	Generate Detailed Datacenter and Rack Visualizations
▪	Ensure Racks and the Datacenter are Within Design Limits
▪	Instantly Find Available Datacenter Resources
▪	Improve Utilization of Power and Space
▪	Import, & Document the Datacenter in Minutes

 Related Services

In connection with our software offerings, we provide the following services to our customers:

Consulting. A significant number of our customers request our advice regarding their business and technical processes, often in conjunction with a scoping exercise conducted both before and after the execution of a contract. This advice can relate to development or streamline of assorted business processes, such as sourcing or procurement activities, assisting in the development of technical specifications, and recommendations regarding internal workflow activities.

Customization and Implementation. Based generally upon the up-front scoping activities, we are able to customize our solutions as required to meet the customer's particular needs. This process can vary in length depending on the degree of customization, the resources applied by the customer and the customer's business requirements. We work closely with our customers to ensure that features and functionality meet their expectations. We also provide the professional services work required for the implementation of our customer solutions, including loading of data, identification of business processes, and integration to other systems applications.

Training. Upon completion of implementation (and often during implementation), we train customer personnel to utilize our Solutions through our administrative tools. Training can be conducted in one-on-one or group situations. We also conduct “train the trainer” sessions.

Maintenance and Support. We provide regular software upgrades and ongoing support to our customers.

We have been providing consulting, customization and implementation, training, maintenance and support services to our customers since 1994.

Third Party Offerings

Other Partner Relationships

In addition to the sale of our core solutions and services, we intend to enter into marketing or co-marketing agreements with companies that offer services that are complementary to our offerings. We would market these complementary services to our customers and prospects and can earn a referral fee if these services are purchased. In some cases our marketing partner will be able to market our solutions to its customers and prospects and can earn a referral fee. At the present time, we have two marketing partners. They are Forsythe Solutions Group, Inc. and Total Site Solutions, Inc.

Forsythe serves as a technology infrastructure solutions provider, helping organizations across all industries, including Fortune 1000 companies, manage the cost and risk of their information technology. Forsythe’s data center services offerings help organizations navigate through some of the more infrequent aspects of owning and operating a mission-critical environment—data center planning and information technology relocation. Our data collection solution On Site Physical Inventory and the services offered by us in conjunction with On Site Physical Inventory are perfectly matched to the needs of Forsythe’s customer’s, for whom they (Forsythe) are either planning a new data center, expanding an existing data center or moving a data center to a new location. In the current environment of corporate acquisitions and downsizing, the services offered by Forsythe and in turn complimented by our offerings are well suited for these purposes. We have discussed two data collection opportunities with Forsythe for which we have submitted budgetary information, but neither has gone forward due to the lack of client funding. To date we have not realized any revenue from the relationship with this partner.

Total Site Solutions, Inc. (TSS) specializes in providing a single source solution for companies requiring highly technical facility integration and precision project execution for mission-critical facilities. ISA’s data collection solution On Site Physical Inventory and the services offered by us in conjunction with On Site Physical Inventory are perfectly matched to the needs of Total Site Solutions’ customer’s. We have entered into an agreement with TSS and have received a purchase order to provide integration services for their one of TSS clients. The completion of the deliverables identified in the statement of work is being delayed by the client due to their manpower resource issues.

Business Cycles

Since many of our customers are large organizations or quasi-governmental entities, we may experience increasingly longer sales and collection cycles.

CUSTOMERS

We provide our solutions to customers in a variety of industries, including: healthcare, public authorities, and financial services sectors.

The services provided vary depending upon the needs of the customer and the solution concerned. We collect service fees for implementation and training, and support and maintenance fees.

The criteria used to select the customers listed in the business section and other sections of the document are based on their prominence within their industry. For instance, Northrop Grumman is well known within the defense industry as Comcast Communications is known in the cable industry. We do not list companies based upon any specific amount of revenue derived or whether or not they are currently active clients, but rather we have selected these clients based upon the scope of the consulting engagement. This approach provides us with clients from various industries as this sometimes becomes crucial to a prospect in their vendor selection process.

Revenues for Selected Clients During Fiscal Year 2006

Customer	Solution(s)	Revenue % of Overall

Northrop Grumman Electronic Systems	Aperture; VisionFM	15.9%
National Council on Compensation Insurance	Aperture Network and Facilities Management	3.0%
Hillsborough County Courts	OBTAIN 24/7	1.4%
Blue Cross Blue Shield of Florida	Aperture VISTA	5.0%
Time Warner Corporation	Aperture VISTA	6.5%

Revenues for Selected Clients During Most Recent Interim Period (3rd Quarter 2007)

Customer	Solution(s)	Revenue % of Overall

Northrop Grumman Electronic Systems	Aperture; VisionFM	3.1%
Comcast Communication	RACKWISE™ DCM	57.3%
National Council on Compensation Insurance	Aperture Network and Facilities Management	3.0%
Hillsborough County Courts	OBTAIN 24/7	0.0% (negotiating maintenance renewals)
Blue Cross Blue Shield of Florida	Aperture VISTA	0.0% (inactive)
Time Warner Corporation	Aperture VISTA	0.0% (inactive)

Each engagement with Northrop Grumman is a separate contract and is initiated through a series of actions on the part of both Northrop Grumman and ISA. No long term agreement exists between the two parties. At the present time, a maintenance contract exists between the two parties for the period ending December 31, 2007. As funds are exhausted or additional software or services are required by Northrop Grumman, they (Northrop Grumman) would issue and RFQ (Request For Quotation) to ISA, and ISA in turn would submit a Statement of Work in response to the RFQ. If accepted, Northrop Grumman’s Purchasing Department would then issue a Purchase Order to ISA for the specific deliverables listed in the Statement of Work. Given the nature of Northrop Grumman’s business (defense contractor) as well as the terms and conditions under which they issue purchase orders, it may not be appropriate to list Northrop Grumman by name in any filing. Such listing would have to be confirmed with Northrop Grumman.

We do not have any formal agreement with Northrop Grumman, however for the period April 1, 2007 through December 31, 2007 ISA agreed to provide maintenance services to Northrop Grumman related to their installed Computer Aided Facilities Management solution “VisionFM”. The “cap” set forth in the purchase order is $10,000.00

To date, the following services have been provided to Northrop Grumman under the above.
1.	Updated and customized data entry forms included in the standard VisionFM product
2.	Added new forms and workflow processes
3.	Created a training video whose target audience is the end user submitting Work Orders and Move Requests
4.	Other minor modifications to the VisionFM solution.

EMPLOYEES

We have two employees, Joseph P. Coschera and Loire Lucas. Joseph P. Coschera is a full-time employee and Loire Lucas moved from full-time to part-time effective April 1, 2007. It is anticipated that Loire Lucas will return to full-time status during the 4th quarter 2007.

SALES AND MARKETING

We market our services primarily through referrals from the following companies with whom ISA has either a resellers agreement in place, is authorized to provide consulting service to their client’s or both:

Potential customers are identified through direct contact, responses to requests for information, attendance at trade shows and through industry contacts. We principally focus on professionals and ongoing lead generation through our partner relationships and their VAR (Valued Added Reseller) program referrals.

We use reference customers to assist us in our marketing efforts, both through direct contact with potential customers and through site branding and case studies. We also rely on our co-marketing partners to assist in our marketing efforts.

TECHNOLOGY PLATFORM

As Valued Added Resellers, Information Systems Associates, Inc. has sought out and identified those solutions that are based upon proven technology platforms and contain the desired functionality to meet or exceed its client’s expectations.

Our partner’s technology platform are based on Microsoft core applications, including the Windows operating system and a SQL server and/or Oracle relational database, all residing on scaleable hardware. The software is constructed using HTML and XML framework and resides on N-tier architecture as well as proprietary solutions.

ISA is the developer and at this time the exclusive marketer and distributor of on site physical inventory. Our activities as a VAR (Value Added Reseller) are best described as being authorized to resell a partner’s software solution as well as being certified to implement the solution on the client’s hardware and to deliver training in the use and operation of the software application.

RESEARCH AND DEVELOPMENT

Based on the relative pricing and functionality of products available in the marketplace today, we believe that the opportunity exists for ISA to develop software to compete in a segment of the industry. We believe that this segment is defined as any technology infrastructure (a/k/a data centers) who size (raised floor area) is less than twenty-five thousand square feet in size. Therefore, we have focused our software development and technology efforts on the development of our proprietary software offerings.

Our initial software development and technology efforts will be aimed at the defining the core functionality elements of our software application (On Site Physical Inventory), the features and functionality of the follow-up release, the development of new software components, and the integration of superior third party technology into our environment. Productization involves the development of reusable applications to reduce programming time and costs for customer implementations.

All research and development efforts during the year ended December 31, 2006 were focused on the design and coding of ISA’s data collection software application On Site Physical Inventory. Given the interest shown in the product’s features and capabilities, we believe that during 2007 we will continue to spend considerable time and money on the further refinement and functionality of On Site Physical Inventory.

Our software development and technology expenditures were approximately $50,000 for the year ended December 31, 2006, $20,000 for the year ended December 31, 2005, including salaries and related expenses of our personnel engaged in research and development. Research and development activities in 2005 included the development of a custom application solution for one client.

COMPETITION

The market for each solution comprising our asset management suite is intensely competitive. Many of the companies we compete with have much greater financial, technical, research and development resources than us.

The system integration consulting field is comprised of many categories of specialties. There are integrators who specialize in software integration by industry (automotive, manufacturing, pharmaceutical, defense, etc.) and therefore are not considered to be competitors. Our primary competitors in this space are the other Value Added Resellers representing the same products as does Information Systems Associates. The relationship with the vendor (software developers) is crucial in gaining an edge on the competition. This relationship is usually strengthened by such factors as the client relationships that the Value Added Reseller already has in place as well as the Value Added Resellers ability to successfully implement and maintain the vendor’s solution to the vendor’s satisfaction. We believe that Information Systems Associates has developed strong relationships with the solution vendor’s that it represents which in turn has and will continue to provide Information Systems Associates with sales of its consulting service offerings. We at Information Systems Associates believe that the foundation for this relationship is built upon trust.

The data collection services field has been in existence for many industries for years. The idea of hiring outside companies to conduct inventories of corporate data centers is not new either. There are many vendors in this space today that are using techniques that  employ the use of text based list or a formatted spread sheet. Information Systems Associates has developed a data collection process for IT assets that employs real time data validation combined bar code scanning which as best as can be determined is unique in the industry. The major importance of this approach is that the data exported (extracted) from Information Systems Associates’ data collection application has been validated and is available to be imported into the client’s asset management solution. This saves a significant amount of time (could be days or even weeks) in researching errors that are uncovered by the application at the time of the data import

To become more competitive, we will need to make investments in new product development and improve our market visibility and financial situation.

Although we offer a broad range of asset network and facilities management solutions as Value Added Resellers, we face significant competition in each of the component product areas from the following companies:

•	Enterprise asset management - related solutions -Visual Network Design, Inc., ShowRack, NLyte, Visio)
•	Facilities Management - related solutions - Archibus)

In addition, we face competition from organizations that use in-house developers to develop solutions for certain elements of the asset management.

ISA considers data collection and the software it has developed to perform these services “On Site Physical Inventory” to be one of the two areas of focus for our business. It is the intent of ISA management to promote the software as the practical solution to the specific problems encountered during the data collection process for IT (Information Technology) assets. The promotion of the product and services will occur through marketing via industry trade show exhibition as well as mailings to a targeted audience.

ISA competes for business based on the recommendations of the software vendors for whose product solutions our data collection software is compatible. At the present time, On Site Physical Inventory is compatible with two vendor’s solutions; VISTA500 by Aperture Technologies, Inc. and RACKWISE DCM by Visual Network Design. ISA believes that its current pricing structure combined with the extensive number of data validation processes included in its product make it very competitive. In the recent trade show at which we exhibited in San Francisco, ISA was the only vendor offering a data collection solution. The vast majority of data collection services in existence are focused on the retail industry. Of the competitors that we have been able to identify, our research has not produced any information that would lead us to believe that the competitors can provide the same level of quality services that ISA is capable of delivering with its software solution.

Visual Network Design does not assign exclusive geographical areas to Value Added Resellers as this would limit the VAR’s potential as it relates to the sale of software and services. ISA in now being actively engaged by Visual Network Design to deliver consulting services to its customers (solution installation, data load and training) and plans to offer a “turnkey” service to their clients in which ISA provides the IT asset data collection, Rackwise software installation, data import (using the data collected previously) and client training in the use of the Rackwise software. ISA is training an additional resource for this purpose and intends to make this resource exclusive to Visual Network Design. ISA and VND management have had several discussions regarding the role that ISA will play in supporting Visual Network Design’s deployment of RACKWISE DCM.

LEGAL PROCEEDINGS

We are currently not involved in any legal proceedings related to the conduct of our business.

REPORTS TO SECURITY HOLDERS

After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 100 F Street NE, Washington D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 100 F Street NE, Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The discussion contained in this prospectus contains “forward-looking statements” that involve risk and uncertainties. These statements may be identified by the use of terminology such as “believes”, “expects”, “may”, or “should”, or “anticipates”, or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled “risk factors,” as well as those discussed elsewhere in this prospectus.

OUR COMPANY

We have been in business since 1992 initially as a sole proprietorship and eventually incorporating in 1994.We were incorporated in Florida on May 31, 1994 to engage in the business of developing software for the financial and asset management industries. We are currently engaged and plan to continue in the sale of asset management software for both corporate real estate and corporate information technology networks. Our executive offices are currently located 2120 SW Danforth Circle, Palm City, FL 34990. Our telephone number is (772) 286-3682. Information Systems Associates, Inc. is a "Solution Provider" positioned to develop and deliver comprehensive asset management systems for both real estate and data center assets. Our application products are also used by corporate Real Estate departments to manage their real property lease obligations (as both tenant and landlord), to determine their company’s use of corporate space, to develop plans for relocations, mergers and acquisitions as it relates to the use of space (office, manufacturing, warehousing). Utilizing the latest Computer Aided Facilities Management (CAFM) Technology solutions generally available, provides the end-user with enhanced application usability. We offer project assessment and development, process review and recommendations as well as project management and training services necessary to successfully achieve your objectives.

Our company delivers turnkey software and service solutions that give financial institutions and large corporations control of their corporate assets. Our asset solutions address Data Center equipment inventory, Space Utilization, Power and Connectivity management, Office Space and Occupancy, Office Equipment and Furniture, and Real Estate Portfolio Management.

In conjunction with our CAFM solutions, ISA now offers state of the art asset data collection services focusing on the enterprise IT infrastructure. The data collection service is based on our solution on site physical inventory.

PLAN OF OPERATION

Our major activity is around the sale of asset management software and services related to the software. We have recently:

•	Submitted a Copyright application “On Site Physical Inventory”
•	Submitted a Trademark application for “On Site Physical Inventory”
•	Submitted a Trademark application for “On Site Physical Inventory”
•
Retained a Patent Attorney, Louis J. Brunoforte, who has conducted a search in both the United States and Trademark Office data bases. His opinion is that our invention defines patentable subject matter. As such, we have retained Mr. Brunoforte and have begun (submitted to his offices) all required documents describing our processes and software.

Based on the discussions we have had with prospective clients, the potential gross revenue from our Data Collection services alone could be more substantial that it is currently by the end of the first full year2. We feel this is a conservative estimate of growth as the limiting factor will be our ability to hire and train qualified individuals. Initially, we are going to subcontract most of the work until such time as the revenue pipeline starts to build.

We have also been retained by Comcast Communications. We believe that the relationship we have established at that company has positioned us to be their primary CAFM vendor and will allow us to bid on additional contracts (services) later this year and next year as well.

Over the long term our business strategy is to expand our customer base, particularly in the healthcare, public authorities, and financial services sectors, through superior software functionality and through the industry expertise of our employees. In particular, our strategy is comprised of the following key components:

Expand joint venture with Visual Network Design, Inc. and increase our customer base

Working alongside Visual Network Design, Inc., we anticipate an increase in services revenue due largely to the fact that our core service competencies are in alignment with the needs of Visual Network Design, Inc.’s customer base. We have executed a Technical Services Agreement by which ISA is identified on each services quotation submitted by Visual Network Design, Inc. to its prospective clients. We are currently in discussions with Visual Network Design, Inc. management to expand our relationship. ISA is being considered by Visual Network Design, Inc. to be the exclusive provider of data collection services for Visual Network Design’s customers. Visual Network Design Inc. has also indicated its desire to utilize ISA’s technical services to support their software solution (RACKWISE DCM) at their client location’s which would include the installation, implementation and training of their clients in the proper use and maintenance of the RACKWISE DCM solution. With regards to whether or not ISA is identified on services quotations by Visual Network Design, Inc. along with other Value Added Resellers, it our my understanding that Visual Network Design, Inc. utilizes a specific Value Added Reseller for services required in Europe. ISA has offered to provide services to Visual Network Design, Inc's customers in Europe but at this time it is understood by ISA that this would only happen when and if Visual Network Design, Inc’s Value Added Reseller servicing Europe was not capable of handling the workload. ISA has provided Visual Network Design, Inc. with a quotation for data collection services for its overseas customers.

Strengthen our position as an enterprise asset management solution integrator and improve our visibility among target sectors.

Information Systems Associates, Inc. has earned the reputation of a capable solution integrator. While we have expanded our customer base, Information Systems Associates, Inc. is committed to solidifying our position as an enterprise asset management, particularly among healthcare, public authorities, and financial services sectors.

Maintain and Enhance Our Technology.

Based on the relative pricing and functionality of our product and service offerings as compared with those of our competitors, we consider our service offerings to be competitive, however it is critical that we continue to maintain and enhance our approach to delivering technology solutions.  It is our understanding that the current pricing for the services we provide is in some cases significantly less than that charged by the other solution vendors as it relates to our systems integration consulting services. Relative to data collection we believe that based on information received from prospects to which we have spoken that our data collection services are approximately 20% in actual cost. In addition, because our solution is provided “ready to use” the time (cost) to implement the solution is also decreased which is a direct savings for the client.

Enter into and Maximize Alliances.

We have marketing and other relationships with Visual Network Design, Inc., Knowledge Flow Corporation and Vision Facilities Management LTD. We believe that these and future relationships will help provide us with access to important industry participants and will help increase our brand awareness.

Seeking Acquisitions and Strategic Investments.

We plan to expand by seeking technologies, products, and services that complement our existing business. If appropriate opportunities are available, we may acquire businesses, technologies or products or enter into strategic relationships that may further diversify revenue sources and product offerings, expand our customer base or enhance our technology platform.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

Revenues.

Gross revenues were $245,813 and $273,024 for the nine months ended September 30, 2007 and 2006, respectively, due primarily to the sale of professional services, maintenance contracts and time and materials arrangements. We recognize professional services revenue, which includes installation, training, consulting and engineering services, upon delivery of the services. If the professional service project includes independent milestones, revenue is recognized as milestones are met and upon acceptance from the customer. As part of our ongoing operations to provide services to our customers, incidental expenses, if reimbursable under the terms of the contracts, are billed to customers. These expenses are recorded as both revenues and direct cost of services. We expect revenues to increase during 2007 as our moves toward developing our business plan.

Expenses.

Operating expenses for the nine months ended September 30, 2007 and 2006 were $305,712 and $305,040, respectively. The operating expenses during the first, second and third quarters of 2007 included payroll and payroll tax of $60,252 and professional fees of $140,006. The high operating expenses during the first nine months of 2006 were due primarily to accrued Selling, General and Administrative expenses of $77,587, payroll and payroll tax of $115,838 and non-cash consulting expenses of $133,609 resulting from the issuance of 1,400,000 shares of common stock for services in connection with general management consulting and advisory services.  The shares were valued based on the most recent private sale of stock since the company is not traded on the public market, and booked pro rata due to the service periods, which was completed as of June 30, 2007.

Income Taxes

We received tax benefits of $14,970 and $35,487 for the nine months ended September 30, 2007 and 2006, respectively.

Income/ Losses.

Net losses for the nine months ended September 30, 2007 and 2006 were ($71,230), or less than $.01 per share, and ($118,011), or ($.01) per share, respectively. The losses during the first nine months of 2007 were due primarily to the operation. The losses during the same period in 2006 were due to the other expenses of $133,609 associated with our capital raising activities, and the aforementioned issuances of common shares for services rendered. The shares were valued based on the most recent private sale of stock since the company is not traded on the public market, and booked pro rata due to the service periods, which was completed as of June 30, 2007. We expect to continue to incur losses at least through the fiscal year 2007, partly attributable to the fair value of expected services to be received.  In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Other Income / Expenses

We had other expenses of $18,630 and $133,609 for the nine months ended September 30, 2007 and 2006, respectively, due primarily to the non-operating expenses paid for the services associated with the company's capital raising activities.

Impact of Inflation.

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

Cash flows used in operations were ($59,793) and ($65,487) for the nine months ended September 30, 2007 and 2006, respectively. Cash flows used in operations in the first nine months of 2007 were primarily attributable to a net loss of ($71,230). Accounts receivables increased (decreased) by $12,679 and ($43,375) in the nine months ended September 30, 2007 and 2006, respectively. Accounts payable increased (decreased) by $24,024 and ($3,510) in the nine months ended September 30, 2007 and 2006, respectively.

Cash flows used in investing activities were ($88,948) for the nine months ended September 30, 2007 due primarily to the cost of software development. Cash flows used in investing activities were ($16,170) for the same period in 2006 due primarily to the purchase of property and equipment.
We had no cash flows from financing activities for the nine months ended September 30, 2007. Cash flows provided by financing activities was $302,972 for the nine months ended September 30, 2006 due primarily to proceeds from common stock issuances.

Overall, we have funded our cash needs from inception through September 30, 2007 with a series of debt and equity transactions.

We had cash on hand of $30,034 and a working capital of $48,053 as of September 30, 2007. Currently, we have enough cash to fund our operations for the next year. This is based on our current cash on hand, working capital and projected revenues. Although it is possible, if the projected revenues fall short of needed capital we may not be able to sustain our capital needs. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. Our current level of operations would require capital of approximately $50,000 to sustain operations through year 2007 and approximately $75,000 per year thereafter. Modifications to our business plans may require additional capital for us to operate. For example, if we want to offer a greater number of products or increase our marketing efforts, we may need additional capital. Failure to raise capital may result in lower revenues and market share for us. In addition, there can be no assurance that additional capital will be available to us when needed or available on terms favorable to us.

Neither Mr. Coschera, nor any other person or entity is liable for, surety or otherwise provides a guarantee for our debt financing from outside resources.

Demand for the products and services will be dependent on, among other things, market acceptance of our services, the computer software market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from services rendered, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our success will be dependent upon implementing our plan of operations and the risks associated with our business plan.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Gross revenues were $362,897 and $337,844 for the years ended December 31, 2006 and 2005, respectively, due primarily to the sale of professional services, maintenance contracts and time and materials arrangements. We recognize professional services revenue, which includes installation, training, consulting and engineering services, upon delivery of the services. If the professional service project includes independent milestones, revenue is recognized as milestones are met and upon acceptance from the customer. As part of our ongoing operations to provide services to our customers, incidental expenses, if reimbursable under the terms of the contracts, are billed to customers. These expenses are recorded as both revenues and direct cost of services. We expect revenues to increase during 2007 as our moves toward developing our business plan.

Expenses.

Operating expenses for the years ended December 31, 2006 and 2005 were $411,187 and $266,743, respectively. The high operating expenses during 2006 were due primarily to accrued Selling, General and Administrative expenses of $124,593 and non-cash consulting expenses of $68,329 resulting from the issuance of 1,400,000 shares of common stock for services in connection with general management consulting and advisory services. The shares were valued based on the market price on the date of the stock grant or the specific terms of the applicable consulting agreements and booked pro rata due to the service periods, which was completed as of December 31, 2006.

Income Taxes

We received a $38,518 tax benefit in 2006 and paid $7,623 in income taxes in 2005.

Income/ Losses.

Net loss for the year ended December 31, 2006 were ($158,635), or $(.01) per share.  Net gains for the year ended December 31, 2005 were $25,539.  The recent losses were due to the aforementioned issuances of common shares for services rendered. The shares were valued based on the market price on the date of the stock grant or the specific terms of the applicable consulting agreements and booked pro rata due to the service periods, which was completed as of December 31, 2006.We expect to continue to incur losses at least through the fiscal year 2007, partly attributable to the fair value of expected services to be received. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Other Income / Expenses

We had other expenses of $144,321 for the year ended December 31, 2006 due primarily to the non-operating expenses paid for the services associated with the company's capital raising activities. We had no other expenses incurred for the year ended December 31, 2005.

Impact of Inflation.

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

Cash flows used in operations were ($92,949) and ($9,477) for the years ended December 31, 2006 and 2005, respectively. Cash flows used in operations in 2006 were primarily attributable to a net loss of ($158,635). Accounts receivables decreased by $29,038 in the year ended December 31, 2006 and increased by $38,147 in the year ended 2005.

Cash flows used in investing activities were ($41,196) and ($2,126) for the years ended December 31, 2006 and 2005, respectively. Cash flows used in investing activities in 2006 was due primarily to the cost of software development.

Cash flows provided by financing activities was $302,971 for the year ended December 31, 2006 due primarily to proceeds from common stock issuances. We had no cash flows from financing activities in 2005.

Overall, we have funded our cash needs from inception through December 31, 2006 with a series of debt and equity transactions.

We had cash on hand of $178,775 and a working capital of $206,734 as of December 31, 2006. Currently, we have enough cash to fund our operations for the next year. This is based on current cash flows from financing activities and projected revenues. Although it is possible, if the projected revenues fall short of needed capital we may not be able to sustain our capital needs. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. Our current level of operations would require capital of approximately $50,000 to sustain operations through year 2007 and approximately $75,000 per year thereafter. Modifications to our business plans may require additional capital for us to operate. For example, if we want to offer a greater number of products or increase our marketing efforts, we may need additional capital. Failure to raise capital may result in lower revenues and market share for us. In addition, there can be no assurance that additional capital will be available to us when needed or available on terms favorable to us.

Neither Mr. Coschera, nor any other person or entity is liable for, surety or otherwise provides a guarantee for our debt financing from outside resources.

Demand for the products and services will be dependent on, among other things, market acceptance of our services, the computer software market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from services rendered, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our success will be dependent upon implementing our plan of operations and the risks associated with our business plan.

DESCRIPTION OF PROPERTY

We do not own any real property nor do we have any contracts or options to acquire any real property in the future. Presently, we are renting an office located at Suite 200B, Executive Suites of Stuart Inc., 901 SW Martin Downs Blvd, Palm City FL 34990. We occupy 200 square feet. This space is adequate for our present and our planned future operations. We pay approximately $525.00 per month in rent for use of this space. We have a one year written agreement for the use of these premises which has been attached as Exhibit 10.6. We have also executed a rental agreement for office space located at 1151 SW 30th Street, Suite E, Palm City, FL 34990 whose commencement date is June 1, 2007. We will occupy 1208 square feet. Under the terms of the lease agreement we will pay $1,400 per month for one (1) year. The lease agreement is attached hereto as Exhibit 10.7.

We also own computer equipment and office furniture for our business. We own several computers, handhelds, storage drives, and network devices which we use to conduct business. These devices are used in the development of our software products. We also own standard office furniture including desks, chairs, and other personal property relating to our industry. All of this equipment is in good condition. The total value of all personal property that we own including office furniture and electronic equipment is $19,848.49. We have depreciated the total cost of the equipment and furniture by $3098.51 based on condition of the property. Our net grand total tangible personal property value is $16,749.98.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At inception, May 31, 1994, we issued 100 shares to Joe Coschera for his services in forming the corporation. On or about January 12, 2006, we increased our authorized common shares to 50,000,000, and subsequently changed the par value of our common stock to $.001 per share. In addition, we authorized 10,000,000 shares of convertible preferred stock to be issued, $.001 par value, with a conversion ration to be set at a later date. Our board of director also enacted a 62,000 for 1 forward stock split.

During November 2005, we entered a stock subscription agreement to sell 3,000,000 shares of our common stock to Aquatica Investments, Ltd., a Bahamian corporation, for $100,000, or approximately $.033 per share. Neither were shares issued nor were funds received until 2006. The funds were used in connection with our audited financial statements, preparation of our SB-2 registration statement and for general working capital purposes. The sale of shares was made in reliance of Regulation S since the corporation and its owner, Owen Bethel, are not residents of the U.S. and do not maintain a residence within the U.S.

On or about November 15, 2005, we entered into a Financial Advisory Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to provide the following services:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Selection of an independent stock transfer agent; and
•	Edgar services.

The services were not rendered until 2006. In exchange for these services, we paid Greentree $60,000 and issued 350,000 shares of our common stock in 2006. The common shares issued were valued at the estimated value for the services received, or $17,500, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about November 15, 2005, we entered into a consulting agreement with Real Asset Management, LLC, for financial advisory services including

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

The services were not rendered until 2006. In exchange for these services, we issued Real Asset Management 450,000 shares of common stock in 2006. The common shares issued were valued at the estimated value of services rendered, or $20,829, or $.046 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about January 15, 2006, we entered into a consulting agreement with First Alliance Group, Inc. for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
·	Assist in introducing our Company to various funding sources

In exchange for these services, we issued First Alliance 400,000 shares of common stock. The common shares issued were valued at the estimated value of services rendered, or $20,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On our about January 24, 2006 we entered into a legal services agreement with Simons Muirhead and Burton Solicitors, a law firm located within the United Kingdom. We issued 100,000 shares of common stock to Muirhead and Burton for legal services in connection with our offshore common stock offering in the United Kingdom. Muirhead and Burton were to advise us on local laws and review our subscription agreements for legal compliance. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

On or about January 15, 2006, we issued 100,000 shares of our common stock to Francis Armenlin for services in connection with renovating our website. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25. The engagement was not evidenced by a written service contract, but rather was an oral agreement between Mr. Armelin and our Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We plan to have our shares of common stock quoted on the Over-The-Counter Bulletin Board. The Over-The-Counter Bulletin Board is a quotation medium for subscribing members only. And only market makers can apply to quote securities on the Over-The-Counter Bulletin Board. We cannot guarantee that we will obtain a market maker or such a quotation. Although we will seek a market maker for our securities, our management has no agreements, understandings or other arrangements with market makers to begin making a market for our shares. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Agreements to Register.

Not applicable.

Holders.

As of September 30, 2007 there were 39 holders of record of our common stock.

Shares Eligible for Future Sale.

Upon effectiveness of this registration statement, only the 2,193,834 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933. The shares held by our affiliates will be restricted by the resale limitations under Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates, who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resale of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends.

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

Only the 5,193,834 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933. The shares held by our affiliates will be restricted by the resale limitations under Rule 144 under the Securities Act of 1933.

Dividend Policy.

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of Information Systems Associate's securities, if our securities become publicly traded. In addition, the liquidity for Information Systems Associate's securities may be adversely affected, with concomitant adverse affects on the price of Information Systems Associate's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Award(s) ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Joseph Coschera, President	2006	110,035	2,000 (1)	0	0	0	0	0	112,035
Loire Lucas Vice President	2006	33,542	2,500 (2)	0	0	0	0	0	36,042

(1)	The basis for the bonus issued to Joseph Coschera are based upon the following:

-	The additional time spent during the 2nd 3rd and 4th quarters of 2006 being involved in the development, design and testing of the data collection process known as On Site Physical Inventory.
-	Additional time and travel spent developing new partnerships with companies such as Visual Network Design.
-	Development of new client relationships done through on site product and solution presentations.

(2)	The basis for the bonuses issued to Loire Lucas is based upon the following:

-	Participation in and support functions related to the documentation for the data collection process known as On Site Physical Inventory.
-	Increase in revenue contribution to the bottom line as compared to the previous fiscal year.

The approval for both actions came from Joseph Coschera.

We plan to continue to compensate Mr. Coschera and Ms. Lucas in a similar manner into the foreseeable future provided we have enough funds to do so.

FINANCIAL STATEMENTS.

INFORMATION SYSTEMS ASSOCIATES, INC.

ACCOUNTANT'S REPORT

FINANCIAL STATEMENTS

Balance Sheet	52

Statements of Operations	53

Statements of Stockholders' Equity	54

Statements of Cash Flows	55

Notes to the Financial Statements	56-62

WILLIAM L. DEBAY
Certified Public Accountant

Gun Club Financial Center
4524 GUN CLUB ROAD, SUITE 210, WEST PALM BEACH, FLORIDA 33415
TELEPHONE (561) 689-2553 FAX (561) 689-2997

To the Board of Directors
Information Systems Associates, Inc.
2120 Danforth Circle
Palm City, Florida 34990

I have compiled the accompanying balance sheet of Information Systems Associates, Inc. as of September 30, 2007, and the related statements of operations, stockholders' equity, and cash flows for the nine months ended September 30, 2007 and 2006, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. I have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

/s/William L. DeBay, C.P.A.
William L. DeBay, C.P.A.
December 12, 2007

INFORMATION SYSTEMS ASSOCIATES, INC. BALANCE SHEET SEPTEMBER 30, 2007

Unaudited

ASSETS

CURRENT ASSETS
Cash and cash equivalent	$30,034
Accounts receivable	42,877
Prepaid consulting	5,377
Income tax claims receivable	637
Deposits	1,500
Deferred income tax credit	43,237
Total current assets	123,662

PROPERTY AND EQUIPMENT (net)	9,092

OTHER ASSETS
Computer software development costs in progress	129,557

$262,311

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$70,565
Accrued payroll taxes	2,944
Other liabilities	2,100
Total current liabilities	75,609

STOCKHOLDERS' EQUITY
Common stock - $.001 par value, 50,000,000 shares
authorized, 11,403,834 shares issued and outstanding	11,404
Additional paid in capital	366,096
Retained earnings (deficit)	(190,798)
Total stockholders' equity	186,702

$262,311

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REPORT.

INFORMATION SYSTEMS ASSOCIATES, INC.
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

Unaudited

	2007	2006

EARNED REVENUES	$245,813	$277,566
COST OF GOODS SOLD	0	4,542
GROSS PROFIT FROM OPERATIONS	245,813	273,024

OPERATING EXPENSES
Administrative and general	105,454	77,587
Payroll and payroll tax	60,252	115,838
Professional	140,006	111,615
Total operating expenses	305,712	305,040

OPERATING INCOME (LOSS)	(59,899)	(32,016)

OTHER INCOME (EXPENSE)
Consulting - financing	(18,630)	(133,609)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAX (CREDIT)	(78,529)	(165,625)

PROVISION FOR INCOME TAX (CREDIT)	(14,970)	(35,487)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(63,559)	(130,138)

DISCONTINUED OPERATIONS

INCOME (LOSS) FROM OPERATIONS OF DISCONTINUED BUSINESS
BEFORE INCOME TAX (CREDIT)	(9,501)	15,071

PROVISION FOR INCOME TAX (CREDIT)	(1,830)	2,944

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(7,671)	12,127

NET INCOME (LOSS)	$(71,230)	$(118,011)

BASICALLY AND FULLY DILUTED INCOME (LOSS) PER SHARE
CONTINUING OPERATIONS	$(0.01)	$(0.01)
DISCONTINUED OPERATIONS (** LESS THAN $.01)	**	**
TOTAL OPERATIONS	$(0.01)	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING	11,403,834	10,962,656

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REPORT.

INFORMATION SYSTEMS ASSOCIATES, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

Unaudited

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(71,230)	$(118,011)
Adjustments to reconcile net income (loss) to cash
provided (used) by operating activities
Depreciation and amortization	1,498	1,265
Cumulative change in deferred income tax	(16,800)	(32,543)
Common stock issued for services	0	33,675
Compensation paid by reduction of loan receivable	0	10,690
(Increase) decrease in accounts receivable	(12,679)	43,375
(Increase) decrease in prepaid consulting	18,631	0
(Increase) decrease in income tax claims receivable	168	0
(Increase) decrease in deposits	(1,500)	0
Increase (decrease) in accounts payable	24,024	(3,510)
Increase (decrease) in accrued payroll	(6,042)	0
Increase (decrease) in accrued payroll taxes	2,037	0
Increase (decrease) in other liabilities	2,100	(428)
Net cash provided (used) by operating activities	(59,793)	(65,487)

CASH FLOWS FROM INVESTING ACTIVITIES
Computer software development costs	(85,494)	(13,729)
Purchase of property and equipment	(3,454)	(2,441)
Net cash provided (used) by investing activities	(88,948)	(16,170)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock	0	302,972
Net cash provided (used) by financing activities	0	302,972

NET INCREASE (DECREASE) IN CASH	(148,741)	221,315
CASH, BEGINNING OF PERIOD	178,775	9,949
CASH, END OF PERIOD	$30,034	$231,264

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REPORT.

INFORMATION SYSTEMS ASSOCIATES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

Unaudited
					Additional	Retained
	Common Stock		Preferred Stock		Paid-in	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)
NINE MONTHS ENDED SEPTEMBER 30, 2007

Balance, January 1, 2007	11,403,834	$11,404	0	$0	$366,097	$(119,568)

Net income (loss )						(71,230)

Balance, September 30, 2007	11,403,834	$11,404	0	$0	$366,097	$(190,798)

					Additional	Retained
	Common Stock		Preferred Stock		Paid-in	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)
NINE MONTHS ENDED SEPTEMBER 30, 2006

Balance, January 1, 2006	100	$100	0	$0	$6,035	$39,067

Issuance of new common shares in exchange
for old common shares and $65	6,199,900	6,100			(6,035)

Issuance of stock for services	1,400,000	1,400			66,929

Proceeds from issuance of shares	3,803,834	3,804			299,168

Net income (loss )						(118,011)

Balance, September 30, 2006	11,403,834	$11,404	0	$0	$366,097	(78,944)

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REPORT.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 1 - Statement of Significant Accounting Policies

(a) Business Activity

Information Systems Associates, Inc. (Company) was incorporated under the laws of thestate of Florida on May 31, 1994. The Company provides services and software system design for the planning and implementation of Computer Aided Facilities Management (CAFM) based asset management tools. The Company also provided services through its insurance sales business (discontinued as of March 31, 2007).

(b) Cash and Cash Equivalent

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent.

(c) Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" and Emerging Issues Task Force, or EITF, Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables".

Consulting services and training revenues are accounted for separately from subscription and support revenues when these services have value to the customer on a standalone basis and there is objective and reliable evidence of fair value of each deliverable. When accounted for separately, revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts.  The majority of our consulting service contracts are on a time and material basis. Training revenues are recognized after the services are performed. For revenue arrangements with multiple deliverables, we allocate the total customer arrangement to the separate units of accounting based on their relative fair values, as determined by the price of the undelivered items when sold separately.

In determining whether the consulting services can be accounted for separately from subscription and support revenues, we consider the following factors for each consulting agreement: availability of the consulting services from other vendors, whether objective and reliable evidence for fair value exists for the undelivered elements, the nature of the consulting services, the timing of when the consulting contract was signed in comparison to the subscription service start date, and the contractual dependence of the subscription service on the customer's satisfaction with the consulting work. If a consultingarrangement does not qualify for separate accounting, we recognize the consulting revenue ratably over the remaining term of the subscription contract. Additionally, in these situations we defer the direct costs of the consulting arrangement and amortize those costs over the same time period as the consulting revenue is recognized. We did not have any revenue arrangements with multiple deliverables for the period ending September 30, 2007.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 1 - Statement of Significant Accounting Policies (continued)

(e) Comprehensive Income (Loss)

The Company adopted Financial Accounting Board Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during periods covered in the financial statements.

(f) Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax and net operating loss carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

(g) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable and payables and loans payable approximate fair value based on the short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximated its fair value based on thecurrent market conditions for similar debt instruments.

(h) Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable arecomprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 1 - Statement of Significant Accounting Policies (continued)

(i) Property and Equipment

Property and equipment is stated at cost. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to ten years). When assets are sold or retired, their costs and accumulated deprecation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

The Company recognizes an impairment loss on property and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

(j) Impairment of Long-Lived Assets

The Company evaluated the recoverability of its property, equipment, and other assets in accordance with Statements of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate.

(k) Software Development Costs

The Company accounts for costs incurred to develop computer software for internal use in accordance with Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". As required by SOP 98-1, the Company capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over various periods up to three years. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of  development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life.

(l) Share-Based Payments

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (R), “Share-Based Payments”, which establishes standards for  transactions in which an entity exchanges its equity instruments for goods and services. This standard replaces SFAS

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 1 - Statement of Significant Accounting Policies (continued)

(l) Share-Based Payments (continued)

No. 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock-Based Compensation”. This standard requires a public entity to measure the cost of employee services using an option-pricing model, such as the Black-Scholes Model, received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB No. 25. Shares of common stock issued for services rendered by a third party are recorded at the fair market value of the shares issued or services rendered, whichever is more readily determinable. The shares are valued using the most recent private sale of stock since the Company is not traded on a public market. The  Company adopted this standard during year ended December 31, 2006 using the modified prospective method.

(m) Recent Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (FIN 48) which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be the Company's calendar year 2007, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The adoption of FIN 48 is not expected to have a material impact on the Company’s results of operations or financial position.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 1 - Statement of Significant Accounting Policies (continued)

(m) Recent Accounting Pronouncements  (continued)

In June 2006, the Financial Accounting Standards Board (FASB) ratified the provisions of Emerging Issues Task Force (EITF) Issue No. 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)”. EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company’s calendar year 2007. The adoption of EITF Issue No. 06-3 is not expected to have a material impact on the Company's results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108 (SAB No. 108), "Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 was adopted for the fiscal year ending December 31, 2006. The adoption of SAB No. 108 did not have a material impact on the Company’s results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156. This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of the first fiscal year that begins after September 15, 2006. An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.

In September 2006, the FASB issued SFAS No. 157 and No. 158. Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 1 - Statement of Significant Accounting Policies (continued)

(m) Recent Accounting Pronouncements (continued)

Statement No. 158 is an amendment of FASB Statements No. 87, 88, 106, and 132(R). It improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not expect application of SFAS No. 156, 157 and 158 to have a material effect on its financial statements.

Note 2- Cash and Cash Equivalent
	2007	2006
Wachovia Bank (FDIC insured to $100,000.00)	$30,034	$231,264

Note 3 - Property and Equipment
	2007	2006
Computer software	$1,307	$1,307
Furniture, fixtures, and equipment	20,204	19,406
	21,511	20,713
Less accumulated depreciation	12,419	13,590
	9,092	7,123

Depreciation expense	$1,498	$1,265

Note 4 - Capitalized Computer Software

During the period ended September 30, 2007, the Company capitalized software development costs of $85,493 using Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". No amortization was recorded during the periods ended September  30, 2007 and 2006.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 5 - Equity

On January 12, 2006, the Company’s shareholders approved the following resolutions:

    An increase in the number of authorized common shares to 50,000,000.

    A decrease in the par value of each common share from $1.00 to $.001 per share.

    The addition of preferred shares: number authorized is 20,000,000 and the par value is $.001 per share.

During the period ended September 30, 2006, 3,803,834 shares of common stock were sold to various individuals and companies.

During the period ended September 30, 2006, 1,400,000 shares of stock were issued to financial consultants as share based payments. The shares were valued at market value at the date of agreement. The shares were valued using the most recent private sale of stock since the company is not traded on a public market. The accounting policies used for share based payments are the same as thos e described in Note 1 - Summary of Significant Accounting Policies.

Note 6 - Income Taxes
	2007	2006
Provision for income tax (credit) consists of:
Current accrual	$0	$0
Cumulative change in deferred income tax	(16,800)	(32,543)
	$(16,800)	$(32,543)

Income tax receivable consists of the following:
Federal claim for refund	$637	$716
State claim for refund	0	89
	$637	$805

Note 7 - Supplemental Cash Flow Information

Supplemental disclosures of cash flow information for the periods ended September 30, 2007 and
2006 is summarized as follows:
	2007	2006
Cash paid during the periods for interest and income taxes:
Income taxes	$0	$0
Interest	$1,723	$918

Non-cash financing transactions:
Common stock issued for services	$0	$68,329

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 and 2006

Note 8 - Employee Benefits

The Company has a SIMPLE Plan (Plan) to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to the IRS maximum. All matching contributions vest immediately. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. Company matching contributions to the Plan for the periods ended September 30, 2007 and 2006 totaled $2,650 and $2,225.

The Company has a medical reimbursement plan that reimburses officers for all out of pocket medical expenses not covered by the Company provided insurance plan. Company expenses under the medical reimbursement plan for the periods ended September 30, 2007 and 2006 totaled $24,326 and $10,588.

Note 9 - Leases

The Company rents its facilities on an annual basis. The lease requires monthly payments of $1,400 per month and expires on May 31, 2008.

Note 10 - SB-2 Registration

On April 27, 2007, the Company filed an SB-2 registration statement with the Securities and Exchange Commission to become a publicly traded company with the intent of  trading on the Over the Counter Bulletin Board.

Note 11 -  Discontinued Operation

On April 1, 2007, the Company decided to cease its insurance business due to decreasing sales and a change in corporate strategy.  Sales for the insurance business for the three months ended March 31, 2007 were $10,361 and for the three months ended March 31, 2006 were $10,842.  The insurance business pretax loss reported in discontinued operations for the three months ended March 31, 2007 was $7,671.  No assets or liabilities existed for the business.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Information Systems Associates, Inc.

We have audited the balance sheet of Information Systems Associates, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years ending December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Information Systems Associates, Inc. as of December 31, 2006, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Lake & Associates CPA’s LLC
Lake & Associates CPA’s LLC
Boca Raton Florida
March 26, 2007

INFORMATION SYSTEMS ASSOCIATES, INC.
BALANCE SHEET
As of December 31, 2006

ASSETS
CURRENTS ASSETS
Cash	$178,775
Accounts Receivable	30,198
Prepaid Consulting Fees	24,008
Federal Income Tax Deposit	716
State Income Tax Deposit	89
Deferred Tax Asset	26,437
TOTAL CURRENT ASSETS	260,223

FIXED ASSETS
Computer Software	1,307
Furniture and Fixtures	16,750
Total Fixed Assets	18,057
Accumulated Depreciation	(10,921)
NET FIXED ASSETS	7,136

OTHER ASSETS
Capitalized Software Development Costs	44,063
TOTAL OTHER ASSETS	44,063

TOTAL ASSETS	$311,422

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$46,541
Accrued Payroll	6,042
Payroll Tax Liabilities	906
TOTAL CURRENT LIABILITIES	53,489

STOCKHOLDERS' EQUITY

Common Stock ( 50,000,000 shares authorized, 11,409,834
shares issued and outstanding, par value $.001)	11,410
Additional Paid in Capital	366,097
Retained Deficit	(119,574)
TOTAL STOCKHOLDERS' EQUITY	257,933

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$311,422

The accompanying notes are an integral part of these financial statements.

INFORMATION SYSTEMS ASSOCIATES, INC.
STATEMENT OF OPERATIONS
For the years ended December 31, 2006 and 2005

	2006	2005
REVENUES
Sales	$362,897	$337,844
Cost of Sales	(4,542)	(37,939)
GROSS PROFIT	358,355	299,905

OPERATING EXPENSES
Administrative and General	124,593	102,295
Payroll and Payroll Taxes	160,201	142,462
Professional and Consulting Fees	126,393	21,986
TOTAL OPERATING EXPENSES	411,187	266,743

OPERATING INCOME (LOSS)	(52,832)	33,162

OTHER INCOME / EXPENSE
Consulting Fees - Financing	144,327	-

NET INCOME (LOSS) BEFORE TAXES	(197,159)	33,162

INCOME TAX EXPENSE (BENEFIT)	(38,518)	7,623

NET INCOME (LOSS) AFTER INCOME TAXES	$(158,641)	$25,539

BASIC INCOME (LOSS) PER SHARE	$(0.01)	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING	10,578,199	6,200,000

The accompanying notes are an integral part of these financial statements.

INFORMATION SYSTEMS ASSOCIATES, INC.
STATEMENT OF CASH FLOWS
For the years ended December 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$(158,641)	$25,539
Adjustments to Reconcile Net Income to Net
Cash Used in Operating Activities
Miscellaneous Adjustment	74
Depreciation and Amortization	1,686	1,485
Cumulative Change in Deferred Income Tax	(38,518)	7,623
(Increase) / Decrease in Accounts Receivable	29,038	(38,147)
(Increase) / Decrease in Shareholders' Loan	10,690	(2,149)
(Increase) / Decrease in Income Tax Receivable	-	(805)
Increase / (Decrease) in Accounts Payable	11,875	(2,879)
Increase / (Decrease) in Income Tax Currently Payable	-	(272)
Increase / (Decrease) in Accrued Liabilities	6,520	128
Common stock Issued for Services	44,321	-
NET CASH USED IN OPERATING ACTIVITIES	(92,955)	(9,477)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(2,883)	(2,126)
Software Development Costs	(38,313)	-
NET CASH USED IN INVESTING ACTIVITIES	(41,196)	(2,126)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Common Stock Issuance	302,971	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	302,971	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	168,826	(11,603)

CASH AND CASH EQUIVALENTS
Beginning of Year	9,949	21,552

End of Year	$178,775	$9,949

The accompanying notes are an integral part of these financial statements.

INFORMATION SYSTEMS ASSOCIATES, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2006 and 2005

	Common Stock		Preferred Stock			Stock	Additional	Retained
Par Value of $.001					Stock	Subscription	Paid-in	Earnings
	Shares	Amount	Shares	Amount	Subscription	Receivable	Capital	(Deficit)

Balances, January 1, 2005	6,200,000	$6,200	-	$-			$-	$13,529

Stock Subscription					100,000	(100,000)	$-	$-

Net Income for the Year	-	-	-	-			-	25,539

Balances, December 31, 2005	6,200,000	$6,200	-	$-	$100,000	$(100,000)	$-	$39,067

Issuance of Stock for Services	1,400,000	1,400	-	-			66,929

Proceeds from Issuance of Shares	3,803,834	3,810	-	-	(100,000)	100,000	299,168

Net Income (Loss) for the Year								(158,641)

Balances, December 31, 2006	11,403,834	$11,410	-	$-	$-	$-	$366,097	$(119,574)

The accompanying notes are an integral part of these financial statements.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity
Information Systems Associates, Inc. (the ‘Company”) was incorporated under the laws of the state of Florida on May 31, 1994. The Company provides services and software system design for the planning and implementation of Computer Aided Facilities Management (CAFM) based asset management tools. The Company also provides services through its insurance sales business. Effective April 1, 2007 the insurance business was separated from the Company. During the period subsequent to December 31, 2006 the revenue from the insurance business represented approximately 13% of the income for that period.

Cash and Cash Equivalents
For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” and Emerging Issues Task Force, or EITF, Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables."

Consulting services and training revenues are accounted for separately from subscription and support revenues when these services have value to the customer on a standalone basis and there is objective and reliable evidence of fair value of each deliverable. When accounted for separately, revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. The majority of our consulting service contracts are on a time and material basis. Training revenues are recognized after the services are performed. For revenue arrangements with multiple deliverables, we allocate the total customer arrangement to the separate units of accounting based on their relative fair values, as determined by the price of the undelivered items when sold separately.

In determining whether the consulting services can be accounted for separately from subscription and support revenues, we consider the following factors for each consulting agreement: availability of the consulting services from other vendors, whether objective and reliable evidence for fair value exists for the undelivered elements, the nature of the consulting services, the timing of when the consulting contract was signed in comparison to the subscription service start date, and the contractual dependence of the subscription service on the customer's satisfaction with the consulting work. If a consulting arrangement does not qualify for separate accounting, we recognize the consulting revenue ratably over the remaining term of the subscription contract.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue Recognition (cont’d)
Additionally, in these situations we defer the direct costs of the consulting arrangement and amortize those costs over the same time period as the consulting revenue is recognized. We did not have any Revenue Arrangements with Multiple Deliverable for the periods December 31, 2005 and December 31, 2006

Comprehensive Income (Loss)
The Company adopted Financial Accounting Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during periods covered in the financial statements.

Income Taxes
Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, ‘Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax and net operating loss carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash, accounts receivable and payables and loans payable approximate fair value based on the short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximated its fair value based on the current market conditions for similar debt instruments.

Accounts Receivable
Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

Impairment of Long-Lived Assets
In accordance with SFAS No.144, “Accounting for the Impairment or Disposal of Long-lived Assets”, the Company assesses long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of asset groups to be held and used in measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Impairment of Long-Lived Assets (cont’d)
by the asset group.  If the carrying amount exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds the fair value of the asset group. The Company evaluated its long-lived assets and no impairment charges were recorded for any of the periods presented.

Property and Equipment
Property and equipment is stated at cost. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment remaining from three to ten years. When assets are sold or retired, their costs and accumulated deprecation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

The Company recognizes an impairment loss on property and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

Software Development Costs
The Company accounts for costs incurred to develop computer software for internal use in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. As required by SOP 98-1, the Company capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over various periods up to three years. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life.

Share-Based Payments
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods and services.  This standard replaces SFAS No. 123 and supercedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock-Based Compensation”.  This standard requires a public entity to measure the cost of employee services, using an option-pricing model, such as the Black-Scholes Model, received in exchange for an award of equity instruments based on the grant-date fair value of the award.  This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB No. 25. Shares of common stock issued for services rendered by a third party are recorded at fair market value of the shares issued or services rendered, whichever is more readily determinable. The shares are valued using the most recent private sale of stock since the company is not traded on a public market. The Company adopted this standard during year ended December 31, 2006 using the modified prospective method.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements
In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”) which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be the Company’s calendar year 2007, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The adoption of FIN 48 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)
financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company’s calendar year 2007. The adoption of EITF Issue No. 06-3 is not expected to have a material impact on the Company’s results of operations or financial position.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements”. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for the fiscal year beginning November 15, 2006. The company has adopted SAB No. 108 effective for the year end December 31, 2006.  Any error in the financial statements of a prior period discovered subsequent to their issuance shall be reported as a prior-period adjustment by restating the prior-period financial statements. Restatement requires that:

a. The cumulative effect of the error on periods prior to those presented shall be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented.
b. An offsetting adjustment, if any, shall be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period.
c. Financial statements for each individual prior period presented shall be adjusted to reflect correction of the period-specific effects of the error.

In March 2006, the FASB issued SFAS No. 156. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006. An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.

In September 2006, the FASB issued SFAS No. 157 and No. 158. Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)
Statement No. 158 is an amendment of FASB Statements No. 87, 88, 106, and 132(R). It improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

The Company does not expect application of SFAS No. 156, 157 and 158 to have a material effect on its financial statements.

NOTE B - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2006 and 2005 is summarized as follows:

Cash paid during the years for interest and income taxes:
	2006	2005
Income taxes	$0	$1,060
Interest	$1,077	$1,962

Non-cash financing transactions:	2006	2005
Common stock issued for services	$68,329	$0

NOTE C - INCOME TAXES

Provision for income tax (credit) consists of:
	2006	2005
Current accrual	$0	$0
Cumulative change in deferred income tax	(38,518)	7,623
	$(38,518)	$7,623

Income tax receivable consists of the following:
Federal claim for refund	$716	$716
State claim for refund	89	89
	$805	$805

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE C - INCOME TAXES (cont’d)

Accrued Income tax payable consists of the following:
Current accrual	$0	$0
Estimated tax payments	0	0
Currently payable	0	0
Deferred income tax - current portion	0	11,655
	0	11,655
Deferred income tax - noncurrent portion	0	593
	$0	$12,248

Deferred income tax liabilities (assets) are reported as follows:
Current asset	$(26,437)	$(167)
Non-current asset	0	0
Current liability	0	11,655
Noncurrent liability	0	593
	$(26,437)	$12,081

2006 Deferred income tax liabilities (assets) are comprised of the following:

	Federal	State	Total
Gross deferred income tax liabilities
Property, equipment, and depreciation accounting	$(276)	$(107)	$(383)
Revenue recognition accounting	(4,281)	(1,661)	(5,942)
	(4,557)	(1,768)	(6,325)

Gross deferred income tax assets
Accounts payable	3,325	1,290	4,615
Shareholder payroll	2,083	808	2,891
Fees paid with restricted stock	6,283	2,438	8,721
Capital loss carryovers	851	330	1,181
Contributions	143	55	198
Net operating loss	11,762	4,575	16,337
	24,447	9,496	33,943

Deferred income tax asset valuation allowance	(851)	(330)	(1,181)
	23,596	9,166	32,762

Net deferred income tax liabilities (assets)	$19,039	$7,398	$26,437

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE D - SEGMENT REPORTING

The Company has two reportable segments: The Company's services and software systems design business and the Company's insurance sales business.

Net sales by Segment

	2006	2005
Consulting	$309,570	$291,642
Insurance	53,327	46,202
Consolidated net sales	$362,897	$337,844

Profit by Segment

	2006	2005
Consulting	$(202,643)	$26,096
Insurance	5,490	7,066
Consolidated profit/(loss) before taxes	$(197,153)	$33,162

The accounting policies used for segment reporting are the same as those described in Note A - "Summary of Significant Accounting Policies".

NOTE E – EQUITY

On January 12, 2006, the company’s shareholders approved the following resolutions:

-An increase in the number of authorized common shares to 50,000,000
-A decrease in the par value of each common share from $1.00 to $.001 per share
-The addition of preferred shares: number authorized is 20,000,000 and the par value is  $.001 per share, as of 12/31/2006 no preferred shares outstanding.

Also on January 12, 2006, the company's board of directors enacted a 62,000 for 1 forward stock split.

The 2005 income per share and weighted shares outstanding computations has been restated to reflect the change in par value and the forward stock split.

During 2006, 3,803,834 shares of stock were sold to various individuals and companies.

Share-Based Payments
During 2006, 1,400,000 shares of stock were issued to financial consultants.  The shares were valued at market value at the date of agreement.  The shares were valued using the most recent private sale of stock since the company is not traded on a public market.  The accounting policies used for share based payments are the same as those described in Note A - Summary of Significant Accounting Policies.

INFORMATION SYSTEMS ASSOCIATES, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

NOTE F - EMPLOYEE BENEFITS

The Company has a SIMPLE Plan (“Plan”) to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to the IRS maximum. All matching contributions vest immediately. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants.

Company matching contributions to the Plan totaled $2,975 in 2006 and $2,100 in 2005.

The Company has a medical reimbursement plan that reimburses officers for all out of pocket medical expenses not covered by the company provided insurance plan.

Company expenses under the medical reimbursement plan totaled $12,681 in 2006 and $21,413 in 2005.

NOTE G - LEASES

The company rents its facilities on an annual basis.  The lease requires monthly payments of $525 per month and expires on May 31, 2007.

NOTE H - CAPITALIZED COMPUTER SOFTWARE

During 2006 The Company capitalized software development costs of $44,063 using Statement of Position (SOP) 98-1: Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.  No amortization was recorded during 2006.

NOTE I – CONCENTRATION OF CREDIT RISK

During the years ended December 31, 2006 and 2005, one customer accounted for 15.9% and for 39.6% of gross sales, respectively. This represents a concentration of a credit risk.

NOTE J - SUBSEQUENT EVENTS

Subsequent to year-end the Company plans to file an SB-2 registration statement with the Securities and Exchange Commission to become a publicly traded company with the intent of trading on the Over the Counter Bulletin Board.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Lake & Associates CPA's LLC audited our financial statements for the years ending December 31, 2006 and December 31, 2005. We have not had any disagreements with our accountants.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws do not provide for indemnification of our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. These estimated expenses have been paid and we do not expect any material additional expenses as the result if this offering. Selling Security Holders will pay no offering expenses.

ITEM	EXPENSE
SEC Registration Fee*	$133
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$25,000
Transfer Agent Fees	$1,500
Blue Sky Fees	$5,000
Miscellaneous*	$2,925
Total*	$44,558

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On or about January 12, 2006, we increased our authorized common shares to 50,000,000, and subsequently changed the par value of our common stock to $.001 per share. In addition, we authorized 10,000,000 shares of convertible preferred stock to be issued, $.001 par value, with a conversion ration to be set at a later date. Our board of director also enacted a 62,000 for 1 forward stock split.

During November 2005, we entered a stock subscription agreement to sell 3,000,000 shares of our common stock to Aquatica Investments, Ltd., a Bahamian corporation, for $100,000, or approximately $.033 per share. Neither was shares issued nor were funds received until 2006. The funds were used in connection with our audited financial statements, preparation of our SB-2 registration statement and for general working capital purposes. The sale of shares was made in reliance of Regulation S since the corporation and its owner, Owen Bethel, are not residents of the U.S. and do not maintain a residence within the U.S.
On or about November 15, 2005, we entered into a Financial Advisory Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to provide the following services:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Selection of an independent stock transfer agent; and
•	Edgar services.

The services were not rendered until 2006. In exchange for these services, we paid Greentree $60,000 and issued 350,000 shares of our common stock in 2006. The common shares issued were valued at the estimated value for the services received, or $17,500, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.
We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On or about November 15, 2005, we entered into a consulting agreement with Real Asset Management, LLC, for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

The services were not rendered until 2006. In exchange for these services, we issued Real Asset Management 450,000 shares of common stock in 2006. The common shares issued were valued at the estimated value of services rendered, or $20,829, or $.046 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On or about January 15, 2006, we entered into a consulting agreement with First Alliance Group, Inc. for financial advisory services including:

•	Introducing our Company to NASD member firms;
•	Assistance in developing our corporate structure, including coordination of shareholder communications and public relations;
•	Assist in introducing our Company to various funding sources

In exchange for these services, we issued First Alliance 400,000 shares of common stock. The common shares issued were valued at the estimated value of services rendered, or $20,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On our about January 24, 2006 we entered into a legal services agreement with Simons Muirhead and Burton Solicitors, a law firm located within the United Kingdom. We issued 100,000 shares of common stock to Muirhead and Burton for legal services in connection with our offshore common stock offering in the United Kingdom. Muirhead and Burton were to advise us on local laws and review our subscription agreements for legal compliance. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On or about January 15, 2006, we issued 100,000 shares of our common stock to Francis Armenlin for services in connection with renovating our website. The common shares issued were valued at the estimated value of services rendered, or $5,000, or $.05 per share. We used the most recent private placement sales as an indicated range of value, i.e. from $.05 to $.25. The engagement was not evidenced by a written service contract, but rather was an oral agreement between Mr. Armelin and our Company.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During 2006, we issued 803,834 shares of our common stock for $202,472. The shares were issued in a Regulation S offering in the United Kingdom for approximately $.25 per share (based on the most recent foreign conversion rates).

EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation
3.2	Articles of Amendment to Articles of Incorporation
3.4	Bylaws
4	Form of stock certificate
5	Legal opinion (including consent)
10.1	Offshore stock purchase agreement between Information Systems Associates, Inc. and Aquatica Investments, Ltd.
10.2	Consulting agreement between Information Systems Associates, Inc. and First Alliance
10.3	Consulting agreement between Information Systems Associates, Inc. and Greentree Financial Group, Inc.
10.4	Consulting Agreement between Information Systems Associates, Inc. and Real Asset Management
10.5	Consulting Agreement between Information Systems Associates, Inc. and Simons Muirhead and Burton Solicitors
10.6	Lease Agreement for Suite 200B, Executive Suites of Stuart Inc., 901 SW Martin Downs Blvd, Palm City FL 34990
10.7	Lease Agreement for 1151 SW 30th Street, Suite E, Palm City, FL 34990
10.8	Value Added Reseller/Subcontractor Agreement with Aperture
10.9	Service Agreement between Information Systems Associates and Comcast Communications
23.1	Legal Consent (included in Exhibit 5)
23.2	Consent of auditors

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.

2.
That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

6.
That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm City, State of Florida on December 19, 2007.

By:	/s/ Joseph P. Coschera
Joseph P. Coschera
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Joseph P. Coschera Joseph P. Coschera	President, CEO, CFO, Principal Accounting Officer and Director	December 19, 2007

/s/ Loire Lucas	Vice President, Director	December 19, 2007
Loire Lucas